                                CREDIT AGREEMENT


                            Dated as of May 21, 1999

                                      AMONG

                               ZEMEX CORPORATION
                                       AND
                             ZEMEX U.S. CORPORATION,
                                  AS BORROWERS


                             BANK OF AMERICA CANADA
                               AS CANADIAN AGENT,

                         BANK OF AMERICA NATIONAL TRUST
                             AND SAVINGS ASSOCIATION
                                   AS US AGENT

                                       AND

                  THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

                               TABLE OF CONTENTS


                                   ARTICLE I
                                   DEFINITIONS

1.01   Certain Defined Terms........................................    1
1.02   Other Interpretive Provisions................................   20
1.03   Accounting Principles........................................   22

                                   ARTICLE II
                                   THE CREDIT

2.01   Amounts and Terms of Commitments.............................   22
2.02   Loan Accounts................................................   23
2.03   Procedure for Borrowing by Company...........................   23
2.04   Conversion and Continuation Elections........................   24
2.05   Procedure for Borrowing by US Borrower.......................   26
2.06   Conversion and Continuation Elections........................   27
2.07   Optional Prepayments.........................................   28
2.08   Repayment and Termination Date...............................   29
2.09   Extension Date...............................................   29
2.10   Interest.....................................................   30
2.11   Fees.........................................................   31
2.12   Computation of Fees and Interest.............................   31
2.13   Payments by a Borrower.......................................   32
2.14   Payments by the Banks to the Agents..........................   32
2.15   Sharing of Payments, Etc.....................................   33
2.16   Security and Guarantee.......................................   34
2.17   Allocation of Total Commitment...............................   34
2.18   Swing Line Facility..........................................   35

                                   ARTICLE III
                              THE LETTERS OF CREDIT

3.01   Letters of Credit............................................   37
3.02   Issuance, Amendment and Renewal of Letters of Credit.........   37
3.03   Payments, Risk Participations, Drawings and Reimbursements...   38
3.04   Repayment of Participations..................................   40
3.05   Obligations Absolute.........................................   40
3.06   Cash Collateral Pledge.......................................   41



                                   ARTICLE IV
                     TAXES, YIELD PROTECTION AND ILLEGALITY

4.01   Taxes........................................................  41
4.02   Illegality...................................................  42
4.03   Increased Costs and Reduction of Return......................  43
4.04   Funding Losses...............................................  44
4.05   Inability to Determine Rates.................................  44
4.06   Certificates of Banks........................................  44
4.07   Survival.....................................................  45

                                   ARTICLE V
                              CONDITIONS PRECEDENT

5.01   Conditions of Initial Loans..................................  45
5.02   Conditions to All Borrowings.................................  48


                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

6.01   Corporate Existence and Power................................  49
6.02   Corporate Authorization; No Contravention....................  49
6.03   Governmental Authorization...................................  50
6.04   Binding Effect...............................................  50
6.05   Litigation...................................................  50
6.06   No Default...................................................  51
6.07   ERISA Compliance.............................................  51
6.08   Use of Proceeds; Margin Regulations..........................  51
6.09   Title to Properties..........................................  52
6.10   Taxes........................................................  52
6.11   Financial Condition..........................................  52
6.12   Environmental Matters........................................  52
6.13   Collateral Documents.........................................  53
6.14   Regulated Entities...........................................  53
6.15   No Burdensome Restrictions...................................  54
6.16   Copyrights, Patents, Trademarks and Licenses, etc............  54
6.17   Subsidiaries.................................................  54
6.18   Insurance....................................................  54
6.19   Solvency.....................................................  54
6.20   Full Disclosure..............................................  54

                                  ARTICLE VII
                              AFFIRMATIVE COVENANTS

7.01   Financial Statements..........................................  55
7.02   Certificates; Other Information...............................  56
7.03   Notices.......................................................  56
7.04   Preservation of Corporate Existence, Etc .....................  58
7.05   Maintenance of Property.......................................  58
7.06   Insurance.....................................................  59
7.07   Payment of Obligations........................................  59
7.08   Compliance with Laws..........................................  59
7.09   Compliance with ERISA.........................................  60
7.10   Inspection of Property and Books and Records..................  60
7.11   Environmental Laws............................................  60
7.12   Use of Proceeds...............................................  61
7.13   Industrial Development Revenue Bond...........................  61
7.14   Further Assurances............................................  61


                                  ARTICLE VIII
                               NEGATIVE COVENANTS

8.01   Limitation on Liens...........................................  62
8.02   Disposition of Assets.........................................  63
8.03   Consolidations and Mergers ...................................  63
8.04   Permitted Loans...............................................  64
8.05   Limitation on Indebtedness....................................  64
8.06   Transactions with Affiliates..................................  64
8.07   Prohibited Use of Proceeds....................................  64
8.08   Operating Lease Obligations...................................  65
8.09   Sale Leaseback Transactions...................................  65
8.10   Restricted Payments...........................................  65
8.11   Change in Business............................................  65
8.12   Accounting Changes............................................  65
8.13   Asset Acquisition.............................................  65
8.14   Capital Expenditures..........................................  66
8.15   Permitted Investments........................................   66
8.16   Prohibited Investments.......................................   66
8.17   Minimum Net Worth............................................   66
8.18   Leverage Ratio...............................................   66
8.19   Interest Coverage Ratio......................................   66
8.20   Debt - Capitalization........................................   66
8.21   Year 2000....................................................   66
8.22   Private Placement Repayments.................................   66
8.23   Material Documents...........................................   67

8.24   Excluded Subsidiaries.......................................   67
8.25   Maximum Acquisitions........................................   67

                                   ARTICLE IX
                                EVENTS OF DEFAULT

9.01   Event of Default............................................   67
9.02   Remedies....................................................   70
9.03   Rights Not .................................................   70

                                    ARTICLE X
                                    THE AGENT

10.01  Appointment and Authorization; "Agent"......................   70
10.02  Delegation of Duties........................................   71
10.03  Liability of Agent..........................................   71
10.04  Reliance by Agent...........................................   71
10.05  Notice of Default...........................................   72
10.06  Credit Decision.............................................   72
10.07  Indemnification of Agents...................................   73
10.08  Agents in Individual Capacity...............................   73
10.09  Successor Agent.............................................   73
10.10  Withholding Tax.............................................   74
10.11  Collateral Matters..........................................   74

                                   ARTICLE XI
                                  MISCELLANEOUS

11.01  Amendments and Waivers......................................   75
11.02  Notices.....................................................   76
11.03  No Waiver; Cumulative Remedies..............................   76
11.04  Costs and Expenses..........................................   76
11.05  Borrower Indemnification....................................   77
11.06  Marshaling; Payments Set Aside..............................   78
11.07  Successors and Assigns......................................   79
11.08  Assignments, Participations, etc............................   79
11.09  Confidentiality.............................................   80
11.10  Set-off.....................................................   81
11.11  Notification of Addresses, Lending Offices, Etc.............   81
11.12  Counterparts................................................   81
11.13  Severability................................................   81
11.14  No Third Parties Benefited..................................   82
11.15  Governing Law and Jurisdiction..............................   82
11.16  Entire Agreement............................................   82

                                    SCHEDULES

Schedule 1        Guarantors
Schedule 2        Inter-Company Notes
Schedule 2.01     Commitments
Schedule 5.01(i)  Environmental Assessments
Schedule 6.05     Litigation
Schedule 6.07     ERISA
Schedule 6.11     Permitted Liabilities
Schedule 6.12     Environmental Matters
Schedule 6.17     Subsidiaries and Minority Interests
Schedule 8.01     Permitted Liens
Schedule 8.05     Permitted Indebtedness and Contingent Obligations
Schedule 11.02    Lending Offices; Addresses for Notices

                                    EXHIBITS

Exhibit A         Form of Notice of Borrowing
Exhibit B         Form of Notice of Conversion/Continuation
Exhibit C         Form of Compliance Certificate
Exhibit D         Form of Assignment and Acceptance
Exhibit E         Form of Reallocation Notice

                                CREDIT AGREEMENT


     This CREDIT AGREEMENT is entered into as of May 21, 1999, among ZEMEX CORPORATION, a corporation established under the federal laws of Canada (the "Company") and ZEMEX U.S. CORPORATION, a corporation established under the laws of Delaware (the "US Borrower") (the Company and US Borrower called the "Borrowers") the several financial institutions from time to time party to this Agreement (collectively, the "Banks"; individually, a "Bank"), Bank of America Canada as agent for the Canadian Banks, Bank of America National Trust and Savings Association as agent for the US Banks, and Bank of America Canada as arranger.

     WHEREAS, the Borrowers have requested the Banks to provide certain credit facilities to the Company and the US Borrower to provide funds for working capital, short term liquidity and general corporate purposes, including permitted Acquisitions;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

1.01 Certain Defined Terms. The following terms have the following meanings:

     "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or the Subsidiary is the surviving entity.

     "Acquisition of an Excluded Subsidiary" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in
(a) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become an Excluded Subsidiary, or (b) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Excluded Subsidiary is the surviving entity.

     "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person for the purposes of this definition if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise. In the case of a Borrower, "Affiliate" shall be deemed to include any Excluded Subsidiaries.

     "Agents" means BACAN in its capacity as Canadian Agent for the Canadian Banks hereunder, and BofA in its capacity as US Agent for the US Banks hereunder, as well as any successor agents arising under Section 10.09.

     "Agent Related Persons" means BACAN or BofA, as the case may be and any successor agent arising under Section 10.09, together with their respective Affiliates and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

     "Agent's Payment Office" means (a) in respect of payments made by the Company, the address for payments set forth on Schedule 11.02 - Part I or such other address as the Canadian Agent may from time to time specify, and (b) in respect of payments made by the US Borrower, the address for payments set forth on Schedule 11.02 - Part II or such other address as the US Agent may from time to time specify.

     "Agreement" means this Credit Agreement and all Schedules attached hereto.

     "Applicable Margin" for Loans (other than Letters of Credit) and L/C Fee calculation means

    Leverage                       LIBOR, B/A Rate                Prime and Base
    Ratio                          Loans and L/Cs                 Rate Loans
    -----                          --------------                 ----------
    Under 2.75                     1.625%                         .625%

    From and including
    2.75 to less
    than 3.00                      1.75%                          .75%

    3.00 or more                   1.875%                         .875%

     "Arranger" means BACAN.

     "Assignee" has the meaning specified in subsection 11.08(a).

     "Assignment and Postponement Agreement" means each assignment and postponement agreement delivered by each of the holders of an Inter-Company Note (as listed on Schedule 2 hereto) in favour of the Canadian Agent for and on behalf of the Banks.

     "Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external counsel.

     "BofA" means Bank of America National Trust and Savings Association, a US national banking association.

     "BACAN" means Bank of America Canada.

     "Bank" means the institutions specified in the introductory clause hereto.

     "B/A Rate" means, for the Interest Period of each BA Equivalent Loan, the rate of interest per annum equal to the annual rate of interest quoted at 11:00 a.m. (Toronto time) on the Business Day which is the first day of such Interest Period by the Canadian Agent as being its rate of interest for bankers' acceptances in Canadian Dollars for a face amount similar to the amount of the applicable BA Equivalent Loan and for a term similar to the applicable Interest Period.

     "B/A Equivalent Loan" means a Canadian Loan that bears interest at the B/A Rate plus the Applicable Margin.

     "Base Rate" means:

     (a) in the case of Base Rate Loans to the US Borrower, for any day, the higher of: (i) 0.50% per annum above the latest Federal Funds Rate; and (ii) the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California, as its "reference rate." (The "reference rate" is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change; and

     (b) in the case of Base Rate Loans to the Company for any day, the variable rate of interest expressed as a percentage per annum, determined, approved and adjusted by the Canadian Agent from time to time as a reference rate for commercial loans made by the Canadian Agent in Canada in Dollars.

     "Base Rate Loan" means a Loan or an L/C Loan that bears interest at the applicable Base Rate plus the Applicable Margin.

     "Borrower" means either the Company or the US Borrower, as the case may be.

     "Borrowing Date" means any date on which a Borrowing occurs under Section
2.03 or 2.05.

     "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Toronto, Atlanta or San Francisco are authorized or required by law to close, and if the applicable Business Day relates to any LIBOR Loans, means such day on which dealings are carried on in the London interbank market.

     "Canadian Agent" means BACAN.

     "Cdn.$" or "Canadian Dollar" each mean lawful money of Canada.

     "Canadian Loan" means a Loan in Canadian Dollars or US Dollars hereunder by the Company from the Canadian Banks, including those Loans referenced in Section 2.01(a).

     "Canadian Banks" means those Schedule I or Schedule II Banks to which the Bank Act (Canada) applies and which agree to make Loans to the Company.

     "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

     "Capital Expenditures" means, for any period and with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries, the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a consolidated balance sheet of such a Person and its Subsidiaries.

     "Capitalization" means the resultant amount of the Net Worth of the Company (excluding any calculation or allowance for Excluded Subsidiaries) plus the Company's Indebtedness on a consolidated basis (excluding any Indebtedness of Excluded Subsidiaries).

     "Cash Collateralize" means to pledge and deposit with or deliver to the Agent, for the benefit of the Agents and the Banks, as additional collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Agent and the Issuing Banks (which documents are hereby consented to by the Banks).

     "Change of Control" means

          (a) with respect to the Company, a successful takeover bid made for the Company, as that term is used in the Ontario Securities Act, resulting in ownership by any one Person of over 50% of the Company's issued and outstanding shares,

          (b) with respect to the US Borrower, the Company ceasing to beneficially own all of the capital stock of the US Borrower; and,

          (c) with respect to a Guarantor, the US Borrower ceasing, directly or indirectly to beneficially own all of the capital stock of such Guarantor.

     "Closing Date" means May 26, 1999 or such other date as the parties hereto may agree.

     "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

     "Collateral" means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Company, the US Borrower, or any Guarantor and their respective Subsidiaries in or upon which a Lien now or hereafter exists in favour of the Banks, or an Agent on behalf of the Banks, whether under this Agreement or under any of the Collateral Documents executed by any such Person and delivered to the Agents or the Banks.

     "Collateral Documents" means, collectively, (a) the Security Agreements, the Pledge Agreements, the Inter-Creditor Agreement, the Guarantees, the Assignment and Postponement Agreements and all other security agreements, mortgages, deeds of trust, patent and trademark assignments, lease assignments, guarantees and other similar agreements between a Borrower or any Subsidiary or any Guarantor and the Banks or an Agent for the benefit of the Banks now or hereafter delivered to the Banks or the Agents pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the PPSA, UCC or comparable law) against a Borrower or any Subsidiary or any Guarantor as debtor in favour of the Banks or an Agent for the benefit of the Banks as secured party, and (b) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

     "Commitment", as to each Bank, has the meaning specified in Section 2.01.

     "Company" means Zemex Corporation, a company continued under the federal laws of Canada.

     "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

     "Consolidated Funded Debt" means at any time in respect of the Company on a consolidated basis (excluding any calculation or allowance for Excluded Subsidiaries) the sum of (i) all indebtedness for borrowed money; (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (iii) all obligations with respect to capital leases; (iv) all indebtedness referred to in clauses (i) through (iii) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (v) any Redeemable Preferred Shares.

     "Consolidated Interest Expense" means, for any period, gross consolidated interest expense for the period (including all commissions, discounts, fees and other charges in connection with stand-by letters of credit and similar instruments) for the Company on a consolidated basis (excluding any calculation or allowance for Excluded Subsidiaries), as determined in accordance with GAAP.

     "Consolidated Tangible Net Worth" means the consolidated shareholders' equity of the Company and its Subsidiaries (excluding any calculation or allowance for Excluded Subsidiaries) as shown on the consolidated balance sheet of the Company in accordance with GAAP, less the aggregate of (a) any amount attributable to goodwill, trademarks, copyrights, deferred assets and other similar intangible assets of the Company and Subsidiaries, all in accordance with GAAP; and (b) any Redeemable Preferred Shares.

     "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse,
(a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guarantee Obligation"); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; or (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered.

     "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

     "Conversion/Continuation Date" means any date on which, under Section 2.04 or 2.06, the Company or the US Borrower, as the case may be (a) converts Loans of one Type to another Type, or (b) continues Loans having Interest Periods expiring on such date as Loans of the same Type, but with a new Interest Period.

     "Credit Extension" means and includes the making of all Loans hereunder.

     "Credit" means the revolving credit facility of up to $20 million (or the Canadian Dollar equivalent) established by the Banks in favour of the Borrowers.

     "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

     "Disposition" means (a) the sale, lease, conveyance or other disposition of property, other than sales, leases, conveyances or other dispositions expressly permitted under this Agreement or the Collateral Documents, and (b) the sale or transfer by the Company or any Subsidiary of any shares in the capital of any Subsidiary held by such transferor Person.

     "Dollars", "dollars" and "$" each mean lawful money of the United States.

     "EBITDA" means, for any period, the Net Income of the Company and its Subsidiaries on a consolidated basis (excluding any calculation or allowance for Excluded Subsidiaries), determined in accordance with GAAP; plus, to the extent deducted in the computation of Net Income for such period, (a) Consolidated Interest Expense; (b) income or franchise taxes paid or accrued; and (c) amortization, depreciation, depletion and other non-cash expenses of the Company and the Subsidiaries; provided however that Net Income shall be computed for these purposes without giving effect to any non-cash, non-recurring extraordinary losses or special charges or extraordinary or special gains.

     "Eligible Assignee" means (a) a bank, financial institution, finance company or commercial lender referred to in Schedule I or II of the Bank Act (Canada), (b) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD or (d) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Bank, (ii) a Subsidiary of a Person of which a Bank is a Subsidiary, or (iii) a Person of which a Bank is a Subsidiary.

     "Environmental Claims" means all claims, however asserted, against a Borrower, a Guarantor or Excluded Subsidiary by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from property of the Borrower, the Guarantors or the Excluded Subsidiary, whether or not owned by the Borrowers, the Excluded Subsidiary or the Guarantors.

     "Environmental Laws" means all federal, state, provincial or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

     "Equivalent Amount" means, on any date, the amount of Canadian Dollars or US Dollars, as the case may be, which can be purchased with the specified amount of US Dollars or Canadian Dollars, as the case may be, at the applicable Exchange Rate on that date.

     "ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

     "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the US Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

     "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan;
(b) a withdrawal by the US Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the US Borrower or any ERISA Affiliate from a Multi-employer Plan or notification that a Multi-employer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multi-employer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multi-employer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the US Borrower or any ERISA Affiliate.

     "Estimated Remediation Costs" means all costs associated with performing work to remedy contamination of real property or groundwater, including engineering and other professional fees and expenses, costs to remove, transport and dispose of contaminated soil, costs to "cap" or otherwise contain contaminated soil, and costs to pump and treat water and monitor water quality.

     "Event of Default" means any of the events or circumstances specified in
Section 9.01.

     "Event of Loss" means, with respect to any property, any of the following:
(a) any loss, destruction or damage of such property; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.

     "Exchange Act" means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

     "Exchange Rate" means on any date, for any conversion of Dollars into Canadian Dollars, or vice versa, the applicable spot buying rate of Canadian Dollars or Dollars, as the case may be, reported by the Bank of Canada at its daily official noon (Toronto time) spot rate of exchange on such date if it is a Business Day or on the immediately preceding Business Day if such day is not a Business Day.

     "Excluded Subsidiary" means any corporation, association, partnership, limited liability company, joint venture or other business entity (an "Entity") owned or controlled directly or indirectly by a Borrower or any Subsidiary wherein recourse to any obligations of the Entity are limited solely to the property of such Entity and not otherwise to the Borrower, any Subsidiary or any Collateral, notice of which is given to the Agents and the Banks pursuant to section 7.03(g). Subject to consent from the Agents and the Banks, and subject to notice being given to the Agents and the Banks pursuant to Section 7.03(h), a Borrower may convert an Excluded Subsidiary to a Subsidiary.

     "Extension Date" has the meaning specified in Section 2.09 of this Agreement.

     "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

     "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by BofA of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by BofA.

     "Fee Letters" has the meaning specified in subsection 2.11(a).

     "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

     "Further Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 4.01.

     "GAAP" means generally accepted accounting principles which are in effect from time to time in Canada, as published in the handbook of the Canadian Institute of Chartered Accountants.

     "Governmental Authority" means any nation or government, any provincial, state, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Guarantee" means each guarantee delivered by each Guarantor to the Canadian Agent for and on behalf of the Banks, guaranteeing the Obligations.

     "Guarantor" means each of the Company, the US Borrower and the companies listed on Schedule 1 hereto.

     "Guaranteed Obligation" has the meaning specified in the definition of "Contingent Obligation."

     "Hazardous Materials" means all those substances that are regulated by, or which may form the basis of liability under, any Environmental Law, including any substance identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

     "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all Contingent Obligations; (e) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (f) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (g) all obligations with respect to capital leases; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (i) all Guaranteed Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above. For all purposes of this Agreement, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture or limited liability company in which such Person is a general partner or a joint venturer or a member.

     "Indemnified Liabilities" has the meaning specified in Section 11.05.

     "Indemnified Person" has the meaning specified in Section 11.05.

     "Independent Auditor" has the meaning specified in subsection 7.01(a).

     "Initial Term" has the meaning specified in Section 2.08 of this Agreement.

     "Inmet Securities" means all of the shares and share purchase warrants of Inmet Mining Corporation now or hereafter owned by the US Borrower and/or the Company.

     "Insolvency Proceeding" means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under the Canadian provincial or federal laws, or under US federal, state or foreign law.

     "Insolvent" means, when used in reference to any Borrower or Subsidiary, that such Person shall suffer, or there shall have occurred with respect to such Person, one or more of the following events:

     (a)  such Person shall generally not pay its debts as they become due; or

     (b) such Person shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or

     (c) a receiver shall be appointed for such Person or any substantial part of its property; or

     (d) any proceeding shall be instituted by or against such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief by the appointment of a receiver, trustee, custodian or other similar official for it or any substantial part of its property, where any such proceeding has not been stayed or dismissed within 45 days of a receiver, trustee, custodian or other similar official being appointed for it or any substantial part of its property; or

     (e) such Person takes any corporate action to authorize any of the actions described in clauses (a) to (d).

     "Inter-Company Notes" means those notes or evidence of indebtedness issued by the Company, the US Borrower or any of their respective Subsidiaries in favour of the Company, the US Borrower or a Subsidiary as the case may be, as listed on Schedule 2 hereto.

     "Inter-Creditor Agreement" means the inter-creditor agreement dated May 21, 1999 between the Agents, for and on behalf of the Banks, the Company, and those certain US noteholders holding the Senior Secured Notes.

     "Interest Coverage Ratio" means, at any date, the ratio of (a) EBITDA for the immediately preceding four quarters to (b) Consolidated Interest Expense for the immediately preceding four consecutive fiscal quarters for which the Banks and the Agents have received financial statements in compliance with Section 7.01.

     "Interest Payment Date" means, (a) as to any LIBOR Loan or B/A Equivalent Loan, the earlier of (i) 90 days from the Borrowing Date or previous Interest Payment Date, and (ii) the last day of each Interest Period applicable to such LIBOR Loan or B/A Equivalent Loan and, (b) as to any Base Rate Loan or Prime Rate Loan, the last Business Day of each calendar quarter and, in each case, on the Termination Date.

     "Interest Period" means, as to any LIBOR Loan, the LIBOR Period, and as to any B/A Equivalent Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as a B/A Equivalent Loan, and ending on the date one, two, three or six months thereafter as selected by the Company, in each case as may be applicable in a Notice of Borrowing or Notice of Conversion/Continuation, provided that:

     (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

     (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

     "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

     "Issue" means with respect to any L/C, to issue or to extend the expiry of, or to renew or increase the amount of, such L/C and the terms "Issued", "Issuing" and "Issuance" have corresponding meanings.

     "Issuing Bank" means BACAN, or any other Canadian Bank that may agree to become an Issuing Bank hereunder, in its capacity as issuer of one or more L/Cs denominated in Cdn.$ and BofA, or any other US Bank that may agree to become an Issuing Bank hereunder, in its capacity as issuer of one or more L/Cs denominated in US$, or any other Bank from time to time that may be a party to this Agreement and agrees to be an Issuing Bank.

     "Lending Office" means, as to any Bank, the office or offices of such Bank specified as its "Lending Office" or "Domestic Lending Office" as the case may be, on Schedule 11.02, or such other office or offices as the Bank may from time to time notify the Company, the US Borrower and the Agents.

     "LIBO Rate" means, for any LIBOR Period the sum of:

     (a)  either

          (i) the rate of interest per annum on the basis of a 360 day year for deposits in Dollars in the London interbank market in the approximate amount of the Loan to be made or continued as, or converted into, a LIBOR Loan rounded up to the nearest 1/100th% and having a maturity comparable to such Interest Period that appears on the Telerate Page 3750 (or any successor source from time to time) as of 11:00 a.m. (London time) two Business Days prior to the commencement of such LIBOR Period, or

          (ii) if no such rate as contemplated in (i) appears, the simple average of the interest rates expressed as a percentage per annum on the basis of a 360 day year at which deposits in Dollars are offered to the principal offices of each of the Canadian Banks in London, England in the London Interbank market at 11:00 a.m. (London time) two Business Days prior to the commencement of such LIBOR Period and in an amount equal to the amount of the Loan to be made or continued as, or converted into a LIBOR Loan, rounded up to the nearest 1/100th% per annum, and

     (b)  the Applicable Margin.

     "LIBOR Loan" means an advance in US Dollars bearing interest based on the LIBO Rate.

     "LIBOR Period" means the 1, 2, 3 or 6 month period selected by a Borrower for a LIBOR Loan.

     "L/C" or "Letter of Credit" means a commercial letter of credit or stand-by letter of credit in a form satisfactory to an Issuing Bank issued by an Issuing Bank at the request of a Borrower in favour of a third party to secure the payment or performance of an obligation of the Borrower to the third party.

     "L/C Fee" means the Applicable Margin payable per annum upon the issuance or renewal of each L/C calculated based on the face amount of each L/C issued by the applicable Issuing Bank.

     "L/C Issuance Fee" means an issuance fee in the amount of .125% per annum payable upon the issuance or renewal of each L/C (subject to a minimum fee of $250 Canadian or US, depending on the denomination of the L/C) calculated based on the face amount of each L/C issued by the applicable Issuing Bank.

     "L/C Advance" means each Bank's Pro Rata Share in any L/C Loan.

     "L/C Amendment Application" means an application form for amendment of outstanding stand-by or documentary letters of credit and shall at any time be in use by the Issuing Bank as the Issuing Bank shall request.

     "L/C Application" means an application form for issuance of Letters of Credit as shall at any time be in use by the Issuing Bank, as the Issuing Bank shall request.

     "L/C Loan" means an extension of credit resulting from a Borrowing under any L/C which shall not have been reimbursed on the date when made nor converted into another Borrowing.

     "L/C Obligations" means at any time the sum of (a) the aggregate undrawn amount of all L/Cs then outstanding plus (b) the amount of all unreimbursed drawings under all L/Cs, including all outstanding L/C Loans.

     "Leverage Ratio" means at any date, the ratio of (a) Consolidated Funded Debt to (b) the sum of EBITDA for the immediately preceding four consecutive full fiscal quarters then ending and for which the Banks and the Agents have received financial statements in compliance with Section 7.01.

     "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or other arrangement of any kind or nature whatsoever in respect of any property that in substance secures payment or performance of any obligation (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the PPSA or UCC or any comparable law) but not including the interest of a lessor under an operating lease.

     "Loan" means an extension of credit by a Bank to a Borrower under Article II or III, and may be a Base Rate Loan, Prime Rate Loan, B/A Equivalent Loan, LIBOR Loan, Swing Line Loan or issuance of L/Cs (each, a "Type" of Loan).

     "Loan Documents" means this Agreement, the Collateral Documents, the Fee Letters, and all other documents delivered to the Agents or any Bank in connection with the transactions contemplated by this Agreement.

     "Majority Banks" means at any time Banks then holding at least 66 2/3% of the then aggregate unpaid principal amount of the Loans, or, if no such principal amount is then outstanding, at least two Banks then having at least 66 2/3% of the Commitments.

     "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U or X of the FRB.

     "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company and the Subsidiaries taken as a whole to perform under the Loan Documents, or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Company or any Subsidiary of any Loan Document, or (ii) the perfection or priority of any Lien granted under any of the Collateral Documents.

     "Material Documents" means this Agreement, the Inter-Creditor Agreement, the note purchase agreement dated as of May 21, 1999 made between the US Borrower and purchasers of the Senior Secured Notes as identified therein, and all guarantees and security documents in favour of the holders of the Senior Secured Notes.

     "Mortgage" means any deed of trust, mortgage, leasehold mortgage, assignment of rents or other document creating a Lien on real property or any interest in real property.

     "Mortgaged Property" means all property of the Borrower or of the Guarantors which is subject to a Lien pursuant to a Mortgage.

     "Multi-employer Plan" means a "multi-employer plan", within the meaning of
Section 4001(a)(3) of ERISA, to which the US Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

     "Net Income" shall mean for any period, the net income (or loss) of the Company on a consolidated basis (excluding any calculation or allowance for Exclude Subsidiaries) for such period taken as a single accounting period determined in conformity with GAAP, provided that there shall be excluded (i) the income (or loss) of any entity accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any Subsidiary or on which its assets are required by the Company or any Subsidiary, (ii) the net income (loss) of any Person which is not a Subsidiary except to the extent of the amount of cash dividends or distributions paid to the Company or to a Subsidiary; and (iii) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or government regulation applicable to the Subsidiary.

     "Net Worth" means shareholders' equity as determined in accordance with GAAP.

     "Notice of Borrowing" means a notice in substantially the form of Exhibit
A.

     "Notice of Conversion/Continuation" means a notice in substantially the form of Exhibit B.

     "Obligations" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company or the US Borrower, as the case may be to any Bank, an Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

     "Organization Documents" means, for any corporation, the certificate or articles of incorporation, amalgamation or continuance, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

     "OSC" means the Ontario Securities Commission, or any Governmental Authority succeeding to any of its prescribed functions.

     "Other Taxes" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

     "Participant" has the meaning specified in subsection 11.08(c).

     "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

     "PPSA" means the Personal Property Security Act (Ontario).

     "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the US Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

     "Permitted Liens" has the meaning specified in Section 8.01.

     "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

     "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the US Borrower or a Subsidiary sponsors or maintains or to which the US Borrower or a Subsidiary makes, is making, or is obligated to make contributions and includes any Pension Plan.

     "Pledge Agreements" means collectively (a) the agreement between the Canadian Agent on behalf of the Banks and the Company pledging all of the shares of its directly-owned Subsidiaries, including the US Borrower; (b) the agreement between the Canadian Agent on behalf of the Banks and the US Borrower pledging all of the Inmet Securities and all of the shares of all its directly-owned Subsidiaries, and (c) the agreements between the Canadian Agent on behalf of the Banks and certain Guarantors pledging all of the shares of such Guarantors' directly owned Subsidiaries, all as may be amended, supplemented or otherwise modified from time to time.

     "Pledged Collateral" has the meaning specified in the relevant Pledge Agreement.

     "Prime Rate" means, on any day, the greater of: (a) the annual rate of interest expressed as a percentage per annum announced by BACAN on that day as its reference rate for commercial loans made by it in Canada in Canadian Dollars; and (b) the average rate for 30-day Canadian Dollar Banker's Acceptances that appear on the Reuter Screen CDOR Page at 10:00 a.m. Toronto time on that day, plus 3/4% per annum.

     "Prime Rate Loan" means a Loan in Canadian Dollars bearing interest at Prime Rate plus the Applicable Margin.

     "Private Placement" means the offering of Senior Secured Notes by the US Borrower totaling $50 million in the United States, as arranged by Banc of America Securities LLC, successor to NationsBank Montgomery Securities LLC.

     "Pro Rata Share" means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank's Commitment divided by the combined Commitments of all Banks, including as such Commitments may be reallocated pursuant to Section 2.17.

     "Reallocation Request" has the meaning specified in Section 2.17.

     "Redeemable Preferred Shares" means any capital stock of the Company or a Subsidiary which is redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into any Indebtedness at the option of the holder of such capital stock, whether or not it pays dividends at a specified or non-specified rate, and whether or not such capital stock has preference over common stock in any respect.

     "Reference Bank" means BofA.

     "Reportable Event" means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

     "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

     "Responsible Officer" means the chief executive officer or the president of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

     "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

     "Security Agreements" means, collectively, the general security agreements executed by each of the Borrowers and each Guarantor in favour of the applicable Agent, for and on behalf of the Banks, granting such Agent a security interest over the Collateral specified therein.

     "Senior Secured Notes" means those notes issued pursuant to the Private Placement.

     "Subsidiary" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof, except that "Subsidiary" shall not include an Excluded Subsidiary. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

     "Surety Instruments" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

     "Swing Line Facility" means the revolving credit facility to be made available to the US Borrower by the Swing Line Lender under Section 2.18 hereof.

     "Swing Line Lender" means BofA.

     "Swing Line Loan" means a US Borrowing made pursuant to Section 2.18 hereof.

     "Swing Line Repayment Date" has the meaning specified in Section 2.18(d) hereof.

     "Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agents, respectively, taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Agents, as the case may be, is organized or maintains a lending office or imposed by reason of the Bank being connected with Canada or the United States or any other relevant jurisdiction otherwise than merely by lending money under this Agreement.

     "Termination Date" has the meaning specified in Section 2.08 of this Agreement.

     "Total Commitment" means, collectively, the Total Canadian Commitment and the Total US Commitment.

     "Total Canadian Commitment" means the sum of the Commitments as available to the Company from time to time.

     "Total US Commitment" means the sum of the Commitments as available to the US Borrower from time to time.

     "Type" has the meaning specified in the definition of "Loan."

     "UCC" means the Uniform Commercial Code as in effect in the State of New York.

     "US Agent" means Bank of America National Trust and Savings Association.

     "US Banks" means those Banks other than the Canadian Banks.

     "US Borrower" means Zemex U.S. Corporation.

     "US Loan" means a Loan hereunder in Dollars by the US Borrower from the US Banks, including those loans referenced in Section 2.01(b).

     "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

     "United States" and "US" each means the United States of America.

     "Wholly-Owned Subsidiary" means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both, but shall not include Excluded Subsidiaries.

     "Year 2000 Problem" has the meaning specified in Section 5.01(n).

1.02 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

     (ii) The term "including" is not limiting and means "including without limitation."

     (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

     (iv) The term "property" includes any kind of property or asset, real, personal or mixed, tangible or intangible.

(d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Agents or the

     Banks by way of consent, approval or waiver shall be deemed modified by the phrase "in its/their sole discretion."

(g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agents, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Banks or the Agents merely because of the Agents' or Banks' involvement in their preparation.

1.03 Accounting Principles.

(a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

(b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.


                                   ARTICLE II
                                   THE CREDIT

2.01 Amounts and Terms of Commitments.

(a) Each Canadian Bank severally agrees, on the terms and conditions set forth herein, to make Prime Rate Loans, Base Rate Loans, B/A Equivalent Loans and LIBOR Loans to the Company from time to time on any Business Day during the period from the Closing Date to the Termination Date, in an aggregate amount not to exceed at any time outstanding the Equivalent Amount in Cdn.$ of the amount set forth on Schedule 2.01 next to its name (such amount as the same may be reduced under Section 2.07 or as a result of one or more assignments under Section 11.08, a Canadian Bank's "Commitment"). Within the limits of each Canadian Bank's Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.01(a), prepay under Section 2.07 and reborrow under this Section 2.01(a) or convert or continue such Loans under Section 2.04, provided that no borrowing, reborrowing, conversion or continuation of Loans may be made after the end of the Initial Term or, if the Initial Term is extended in accordance with Section 2.09, the applicable Extension Date.

(b) Each US Bank severally agrees, on the terms and conditions set forth herein, to make Base Rate Loans, LIBOR Loans and, in respect of the Swing Line Lender only, the Swing Line Loans to the US Borrower from time to time on any Business Day during the period from the Closing Date to the Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth on Schedule 2.01 next to its name (such amount as the same may be reduced under Section 2.07 or as a result of one or more assignments under Section 11.08, a US Bank's "Commitment"). Within the limits of each US Bank's Commitment, and subject to the other terms and conditions hereof, the US Borrower may borrow under this Section 2.01(b), prepay under Section 2.07 and reborrow under this Section 2.01(b) or convert or continue such Loans under section 2.06, provided that no borrowing, reborrowing, conversion or continuation of Loans may be made after the end of the Initial Term or, if the Initial Term is extended in accordance with Section 2.09, the applicable Extension Date.

(c) The Canadian Banks shall make Canadian Loans to the Company and the US Banks shall make US Loans to the US Borrower.

2.02 Loan Accounts.

The Loans made by each Bank and the L/Cs issued by an Issuing Bank shall be evidenced by one or more loan accounts or records maintained by the applicable Agent and such Bank, or Issuing Bank, as the case may be in the ordinary course of business. The loan accounts or records maintained by the applicable Agent, the Issuing Bank and each Bank shall be of the amount of the Loans made by the Banks to the applicable Borrower and the interest and payments thereon. In the event of any conflict, the loan accounts of the Agents shall govern. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company or the US Borrower hereunder to pay any amount owing with respect to the Loans or any L/C.

2.03 Procedure for Borrowing by Company.

(a) Each Canadian Loan by the Company (other than an L/C Loan) shall be made upon the Company's irrevocable written notice delivered to the Canadian Agent in the form of a Notice of Borrowing (which notice must be received by the Canadian Agent prior to 12:00 noon (Toronto time) (i) three Business Days prior to the requested Borrowing Date, in the case of B/A Equivalent Loans; (ii) one Business Day prior to the requested Borrowing Date, in the case of Prime Rate Loans or Base Rate Loans, and (iii) three Business Days prior to the requested Borrowing Date, in the case of LIBOR Loans specifying:

     (A) the amount of the Canadian Loan, which shall be in an aggregate minimum amount of (i) in the case of B/A Equivalent Loans, Cdn. $500,000 or any multiples of Cdn. $100,000 in excess thereof; (ii) in the case of LIBOR Loans, $1,000,000 or any multiple of $250,000 in excess thereof; (iii) in the case of Prime Rate Loans, Cdn.$200,000 or multiples of Cdn.$50,000 in excess thereof; and (iv) in the case of Base Rate Loans, $200,000 or multiples of $50,000 in excess thereof.

     (B)  the requested Borrowing Date, which shall be a Business Day;

     (C)  the Type of Loans comprising the Canadian Loan; and

     (D) the duration of the Interest Period applicable to such B/A Equivalent Loans or LIBOR Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period such Interest Period shall be 30 days.

(b) The Canadian Agent will promptly notify each Canadian Bank of its receipt of any Notice of Borrowing and of the amount of such Bank's Pro Rata Share of that Borrowing.

(c) Each Canadian Bank will make the amount of its Pro Rata Share of each Canadian Loan available to the Canadian Agent for the account of the Company at the Agent's Payment Office by 11:00 a.m. (Toronto time) on the Borrowing Date requested by the Company in funds immediately available to the Canadian Agent. The proceeds of all such Loans will then be made available to the Company by the Canadian Agent at such office by crediting the account of the Company on the books of BACAN with the aggregate of the amounts made available to the Canadian Agent by the Banks and in like funds as received by the Canadian Agent.

(d) After giving effect to any Canadian Loan, unless the Canadian Agent shall otherwise consent, there may not be more than six different Interest Periods in effect.


2.04 Conversion and Continuation Elections.

(a) The Company may, upon irrevocable written notice to the Canadian Agent in accordance with subsection 2.04(b):

     (i) elect, as of any Business Day, in the case of Prime Rate Loans, Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of LIBOR Loans or B/A Equivalent Loans, to convert any such Canadian Loans (or any part thereof in an amount not less than Cdn.$500,000 (or the Equivalent Amount), or that is in an integral multiple of Cdn.$100,000 (or the Equivalent Amount) in excess thereof) into Canadian Loans of any other Type; or

     (ii) elect, as of the last day of the applicable Interest Period, to continue any Canadian Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than Cdn.$500,000 (or the Equivalent Amount), or that is in an integral multiple of Cdn.$100,000 (or the Equivalent Amount) in excess thereof;

     provided, that if at any time the aggregate amount of LIBOR Loans in respect of any Canadian Loan is reduced by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such LIBOR Loans shall automatically convert into Base Rate Loans.

(b) The Company shall deliver a Notice of Conversion/Continuation to be received by the Canadian Agent not later than noon (Toronto time) at least
     (i) three Business Days in advance of the Conversion/Continuation Date, if the Canadian Loans are to be converted into or continued as LIBOR Loans or B/A Equivalent Loans; and (ii) one Business Day in advance of the Conversion/Continuation Date, if the Canadian Loans are to be converted into or continued as Base Rate Loans or Prime Rate Loans, specifying:

     (A)  the proposed Conversion/Continuation Date;

     (B)  the aggregate amount of Canadian Loans to be converted or continued;

     (C) the Type of Canadian Loans resulting from the proposed conversion or continuation; and

     (D) other than in the case of conversions into Base Rate Loans or Prime Rate Loans, the duration of the requested Interest Period.

(c) If upon the expiration of any Interest Period applicable to LIBOR Loans or B/A Equivalent Loans, the Company has failed to timely select a new Interest Period to be applicable to such LIBOR Loans or B/A Equivalent Loans, as the case may be, or if any Default or Event of Default then exists, the Company shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans and such B/A Equivalent Loans into Prime Rate Loans effective as of the expiration date of such Interest Period.

(d) The Canadian Agent will promptly notify each Canadian Bank of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Company, the Canadian Agent will promptly notify each Canadian Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Canadian Loans with respect to which the notice was given held by each Canadian Bank.

(e) Unless the Majority Banks otherwise consent, during the existence of a Default or Event of Default, the Company may not elect to have a Canadian Loan converted into or continued as an LIBOR Loan or B/A Equivalent Loan.

(f) After giving effect to any conversion or continuation of Canadian Loans, unless the Canadian Agent shall otherwise consent, there may not be more than six different Interest Periods in effect.

2.05 Procedure for Borrowing by US Borrower.

(a)  Each US Loan by the US Borrower (other than an L/C Loan or a Swing Line
     Loan) shall be made upon the US Borrower's irrevocable written notice delivered to the US Agent in the form of a Notice of Borrowing (which notice must be received by the US Agent prior to 9:00 a.m. (San Francisco time) (i) three Business Days prior to the requested Borrowing Date, in the case of LIBOR Loans; (ii) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans, specifying:

     (A) the amount of the US Loan, which shall be in an aggregate minimum amount of (i) in the case of LIBOR Loans, $1,000,000 or any multiple of $250,000 in excess thereof and (ii) in the case of Base Rate Loans, $200,000 or any multiple of $50,000 in excess thereof;

     (B)  the requested Borrowing Date, which shall be a Business Day;

     (C)  the Type of Loans comprising the US Loan; and

     (D) the duration of the LIBOR Period applicable to such LIBOR Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the LIBOR Period, such LIBOR Period shall be one month.

(b) The US Agent will promptly notify each US Bank of its receipt of any Notice of Borrowing and of the amount of such US Bank's Pro Rata Share of that US Loan.

(c) Each US Bank will make the amount of its Pro Rata Share of each US Loan available to the US Agent for the account of the US Borrower at the Agent's Payment Office by 11:00 a.m. (San Francisco time) on the Borrowing Date requested by the US Borrower in funds immediately available to the US Agent. The proceeds of all such Loans will then be made available to the US Borrower by the US Agent at such office by crediting the account of the US Borrower on the books of BofA with the aggregate of the amounts made available to the US Agent by the US Banks and in like funds as received by the US Agent.

(d) After giving effect to any US Loan, unless the US Agent shall otherwise consent, there may not be more than six different LIBOR Periods in effect.

2.06 Conversion and Continuation Elections.

(a) The US Borrower may, upon irrevocable written notice to the US Agent in accordance with subsection 2.06(b):

     (i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of LIBOR Loans, to convert any such US Loans (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $250,000 in excess thereof) into US Loans of any other Type; or

     (ii) elect, as of the last day of the applicable Interest Period, to continue any US Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $250,000 in excess thereof);

     provided, that if at any time the aggregate amount of LIBO Rate Loans in respect of any US Loan is reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such LIBOR Loans shall automatically convert into Base Rate Loans.

(b) The US Borrower shall deliver a Notice of Conversion/Continuation to be received by the US Agent not later than 9:00 a.m. (San Francisco time) at least (i) three Business Days in advance of the Conversion/Continuation Date, if the US Loans are to be converted into or continued as LIBOR Loans;
     (ii) one Business Day in advance of the Conversion/Continuation Date, if the US Loans are to be converted into Base Rate Loans, specifying:

     (A)  the proposed Conversion/Continuation Date;

     (B)  the aggregate amount of US Loans to be converted or continued;

     (C) the Type of US Loans resulting from the proposed conversion or continuation; and

     (D)  the duration of the requested LIBOR Period.

(c) If upon the expiration of any Interest Period applicable to LIBOR Loans, the US Borrower has failed to select timely a new LIBOR Period to be applicable to such LIBOR Loans, or if any Default or Event of Default then exists, the US Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective as of the expiration date of such LIBOR Period.

(d) The US Agent will promptly notify each US Bank of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the US Borrower, the US Agent will promptly notify each US Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the US Loans with respect to which the notice was given held by each US Bank.

(e) Unless the Majority Banks otherwise consent, during the existence of a Default or Event of Default, the US Borrower may not elect to have a US Loan converted into or continued as an LIBOR Loan.

(f) After giving effect to any conversion or continuation of US Loans, unless the US Agent shall otherwise consent, there may not be more than six different Interest Periods in effect.

2.07 Optional Prepayments.

(a) Subject to Section 4.04, the Company may, at any time or from time to time, without penalty, upon not less than one Business Days' irrevocable notice to the Canadian Agent, ratably prepay Canadian Loans in whole or in part, in minimum amounts of Cdn. $250,000 (or the Equivalent Amount). Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Canadian Agent will promptly notify each Canadian Bank of its receipt of any such notice, and of such Bank's Pro Rata Share of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 4.04.

(b) Subject to Section 4.04, the US Borrower may, at any time or from time to time, without penalty, upon not less than one Business Days' irrevocable notice to the US Agent, ratably prepay US Loans in whole or in part, in minimum amounts of $500,000 or any multiple of $100,000 in excess thereof. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The US Agent will promptly notify each US Bank of its receipt of any such notice, and of such Bank's Pro Rata Share of such prepayment. If such notice is given by the US Borrower, the US Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 4.04.

2.08 Repayment and Termination Date.

     The Company shall repay to the Canadian Banks the aggregate principal amount of Canadian Loans outstanding, and the US Borrower shall repay to the US Banks the aggregate amount of US Loans outstanding, on the day which is the earlier of (the "Termination Date"):

(a) the date on which the Commitments terminate in accordance with the provisions of this Agreement; and

(b)  the date which is the later of:

     (i)  364 days from the date of this Agreement (the "Initial Term"); and

     (ii) the Extension Date;

     EXCEPT in the case of LIBOR Loans or B/A Equivalent Loans which may be outstanding on such date, such date shall be the date which is the later of:

     (iii) the Initial Term;

     (iv) the Extension Date; and

     (v) the date on which the LIBOR Period or Interest Period applicable thereto expires (which in no case shall be later than 6 months from the end of the Initial Term or from the Extension Date, as applicable).

2.09 Extension Date

     "Extension Date" shall mean the date to which the Credit is extended with the unanimous consent of the Banks, any such extensions to be made only for 364 days at a time. The Company may annually request an extension of the expiry of the Credit for an additional 364 days period by delivering a request for extension no later than 90 days prior to the expiry of the Initial Term or any subsequent extended term. The Canadian Agent shall notify the Company no later than 30 days following the receipt of a request for extension as to whether or not the extension has been granted.

2.10 Interest.

(a) Each Loan (other than a Letter of Credit) shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at the rate per annum applicable thereto.

(b) Interest on each Prime Rate Loan, Base Rate Loan, LIBOR Loan and B/A Equivalent Loan shall be paid in arrears on each Interest Payment Date. Failure to pay interest on the last day of a LIBOR Period shall be subject to the provisions of Section 4.04. Interest shall also be paid on the date of any prepayment of Loans under Section 2.07 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the applicable Agent at the request or with the consent of the Majority Banks.

(c) Notwithstanding subsection (a) of this Section, while any Event of Default exists or after acceleration, the applicable Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations, at a rate per annum which is determined by adding 3% per annum to the interest rate then in effect for such Loans; provided, however, that, on and after the expiration of any Interest Period applicable to any LIBOR Loan or B/A Equivalent Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus 3% and the Applicable Margin in the case of LIBOR Loans and Prime Rate plus 3% and the Applicable Margin in the case of B/A Equivalent Loans.

(d) Anything herein to the contrary notwithstanding, the obligations of each Borrower to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event the applicable Borrower shall pay such Bank interest at the highest rate permitted by applicable law.

2.11 Fees.

(a) Arrangement, Agency Fees. The Borrowers shall pay such fees, which shall include arrangement and agency fees, to the Agents and/or the Banks as required by separate letter agreements ("Fee Letters").

(b) Commitment Fees. The Company shall pay to the Canadian Agent and the US Borrower shall pay to the US Agent for the account of each applicable Bank a commitment fee of 0.375% per annum of the daily unused portion of such Bank's Commitment (determined as an average), computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Agents. Such commitment fee shall accrue from the Closing Date to the Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter commencing on first calendar quarter following the Closing Date through the Termination Date, with the final payment to be made on the Termination Date; provided that, in connection with any reduction or termination of Commitments under Section 2.07, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date. The commitment fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article V are not met.

2.12 Computation of Fees and Interest.

(a) All computations of interest for Prime Rate Loans and B/A Equivalent Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365 day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b) Each determination of an interest rate by an Agent shall be conclusive and binding on the Borrowers and the Banks in the absence of manifest error. The Agent will, at the request of a Borrower or any Bank, deliver to such Borrower or the Bank, as the case may be, a statement showing the quotations used by such Agent in determining any interest rate and the resulting interest rate.

(c) Each rate of interest which is calculated with reference to a period (the "deemed interest period") that is less than the actual number of days in the calendar year of calculation is, for the purposes of the Interest Act (Canada), equivalent to a rate based on a calendar year calculated by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing by the number of days in the deemed interest period.

2.13 Payments by a Borrower

(a) All payments to be made by a Borrower shall be made without set off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Canadian Agent and all payments by the US Borrower shall be made to the US Agent for the account of the applicable Banks at the applicable Agent's Payment Office, and shall be made in dollars or Cdn. Dollars, as applicable, and in immediately available funds, no later than 12:00 noon Toronto time on the date specified herein for payments to the Canadian Agent, and no later than 11:00 a.m. San Francisco time for payments to the US Agent. The applicable Agent will promptly distribute to each applicable Bank its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the applicable Agent later than the times specified above shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c) Unless an Agent receives notice from the applicable Borrower prior to the date on which any payment is due to the Banks that the applicable Borrower will not make such payment in full as and when required, the Agent may assume that the applicable Borrower has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the applicable Borrower has not made such payment in full to the Agent, each Bank shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Bank until the date repaid.

2.14 Payments by the Banks to the Agents.

(a) Unless the applicable Agent receives notice from a Bank on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Bank will not make available as and when required hereunder to the applicable Agent for the account of the applicable Borrower the amount of that Bank's Pro Rata Share of the Borrowing, such Agent may assume that each Bank has made such amount available to the applicable Agent in immediately available funds on the Borrowing Date and such Agent may (but shall not be so required), in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the applicable Agent in immediately available funds and the applicable Agent in such circumstances has made available to the applicable Borrower such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to such Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the applicable Agent submitted to any Bank with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made by the Agent, such payment to the applicable Agent shall constitute such Bank's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the applicable Agent on the Business Day following the Borrowing Date, the applicable Agent will notify the applicable Borrower of such failure to fund and, upon demand by the Agent, the applicable Borrower shall pay such amount to the applicable Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

(b) The failure of any Bank to make any Loan on any Borrowing Date shall not relieve any other Bank of any obligation hereunder to make a Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on any Borrowing Date.

2.15 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise) in excess of its Pro Rata Share (or other share contemplated hereunder), such Bank shall immediately (a) notify the applicable Agent of such fact, and (b) purchase from the other Canadian Banks, in the case of Canadian Loans and US Banks, in the case of US Loans, such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's Pro Rata Share (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. Each Borrower agrees that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set off, but subject to Section 11.10) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation. The applicable Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments.

2.16 Security and Guarantee.

(a) All obligations of each Borrower and the Guarantors under this Agreement and all other Loan Documents shall be secured in accordance with the Collateral Documents.

(b) All obligations of each Borrower under this Agreement, and all other Loan Documents shall be unconditionally guaranteed by each Guarantor pursuant to the Guarantees.

2.17 Allocation of Total Commitment.

(a) The Borrowers shall be entitled from time to time prior to the Termination Date to allocate such portions of the Total Commitment as it determines as between the Total Canadian Commitment and Total US Commitment by delivering a request hereunder (the "Reallocation Request") substantially in the form of Exhibit E to each of the Agents provided that:

     (i) the Reallocation Request shall be given at least three Business Days prior to it becoming effective;

     (ii) at the time the Reallocation Request becomes effective, no Default or Event of Default has occurred and is continuing;

    (iii) after giving effect to the Reallocation Request, the aggregate of the Total Canadian Commitment and the Total US Commitment does not exceed the then current Total Commitment;

     (iv) if any such Reallocation Request would result in the Equivalent Amount in Canadian Dollars of the Canadian Loan or the US Loan, as applicable, then outstanding to the Company or the US Borrower, as applicable, exceeding the Total Canadian Commitment or the Total US Commitment, then, concurrently with any such Reallocation Request becoming effective, the Company shall ensure that all payments necessary are made by it or the US Borrower, as applicable and including, without limitation, any costs payable pursuant to Section 4.04, so that the Equivalent Amount in Canadian dollars of the Canadian Loan and the US Loan after giving effect to any such Reallocation Request do not exceed the Total Canadian Commitment and the Total US Commitment, respectively;

     (v) a Reallocation Request shall not be given more than four (4) times in any calendar year; and

     (vi) a Reallocation Request shall be for a minimum amount of $1,000,000 or any multiples of $1,000,000 in excess thereof.

(b) The Canadian Agent shall notify the Canadian Banks and the US Agent shall notify the US Banks of the receipt of a Reallocation Request and the resulting Pro Rata Shares.

2.18 Swing Line Facility.

(a) Upon the satisfaction of the conditions precedent set forth in Article V and after execution and delivery by the US Borrower of the Swing Line Lender's usual and customary account operating documentation, as applicable, from and including the date of this Agreement and prior to the Termination Date, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make Swing loans to the US Borrower from time to time on any Business Day, in an amount not to exceed $1 million (such facility the "Swing Line Facility" and Loans thereunder "Swing Line Loans"); provided, however, at no time shall the aggregate of the principal amount of the Swing Line Loans and the Equivalent Amount of all other Loans exceed the Total Commitment; and provided, further, that at no time shall the sum of (i) the outstanding amount of the Swing Line Loans, plus (ii) the outstanding amount of Loans made by the US Banks, pursuant to Section
     2.05 (after giving effect to any concurrent payment of Loans), exceed the Total US Commitment at such time. Subject to the terms of this Agreement, the US Borrower may borrow, repay and re-borrow Swing Line Loans at any time prior to the Termination Date.

(b) The proceeds from any and all Swing Line Loans shall only be used to repay the US Borrower's master concentration account maintained at a NationsBank, N.A. branch in Nashville, Tennessee.

(c) NationsBank, N.A. as attorney for the US Borrower shall deliver to the US Agent a Notice of Borrowing not later than 10:00 a.m. (San Francisco time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day and may be the same date as the Notice of Borrowing is given); (ii) the aggregate amount of the requested Swing Line Loans; and (iii) instructions for the disbursement of the proceeds of such Swing Line Loan to the US Borrower's master concentration account at NationsBank, N.A. The Swing Line Loans shall at all times be US Base Rate Loans but shall not be subject to the minimum borrowing amounts specified in Section 2.05(a)(A).

(d) Each Swing Line Loan shall be paid in full by the US Borrower on or before the earlier of (the "Swing Line Repayment Date"): (i) the fifth Business Day after the Borrowing Date for such Swing Line Loan (subject to the minimum borrowing amounts specified in Section 2.05(a)(A)); or (ii) the outstanding balance of the Swing Line Loans reaching $500,000 or more; or
     (iii) the Termination Date. The US Borrower may at any time, without penalty or premium, repay all outstanding Swing Line Loans upon notice to the US Agent. In addition, the US Agent shall on the Swing Line Repayment Date, notify each US Bank (with a copy to the US Borrower) and advise it to make a Base Rate Loan in the amount of such US Bank's Pro Rata Share of such Swing Line Loan, for the purpose of repaying such Swing Line Loan. Not later than 11:00 a.m. (San Francisco time) on the day following the date of any notice from the US Agent to the US Banks received pursuant to this Section 2.18(d), each US Bank shall make available its required loan or loans, in funds immediately available to the US Agent at the US Agent's Designated Account. Loans made by the US Banks in repayment of a Swing Line Loan pursuant to this Section 2.18(d) shall be US Base Rate Loans and subject to the minimum borrowing amount specified in Section 2.05(a)(A). Unless a US Bank shall have notified the US Agent, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Article V had not been satisfied, such US Bank's obligation to make Loans pursuant to this Section 2.18(d) to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (i) any set-off, counterclaim, defence or other claim which the US Bank may have against the US Agent or any other Person; (ii) the occurrence and continuance of an Event of Default; (iii) any Material Adverse Change; or
     (iv) any other circumstance, happening or event whatsoever. In the event that any US Bank fails to make payment to the US Agent of any amount due under this Section 2.18(d), the US Agent shall be entitled to receive, retain and apply against such obligation owing to the Swing Line Lender the principal and interest otherwise payable to the US Bank hereunder until the Swing Line Lender receives such payment from the US Bank or such obligation is otherwise fully satisfied. In addition to the foregoing, if, for any reason any US Bank fails to make payment to the US Agent of any amount due under this Section 2.18(d), such US Bank shall be deemed to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Loan, and such interest and participation may be recovered from such US Bank together with interest thereon at the Federal Funds Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Termination Date, the US Borrower shall repay in full the outstanding principal balance of the Swing Line Loans and all interest accrued thereon.

                                   ARTICLE III
                              THE LETTERS OF CREDIT

3.01 Letters of Credit. On the terms and conditions set forth herein (i) the Issuing Banks agree, (A) from time to time on any Business Day during the period from the Closing Date to the day which is five days prior to the Termination Date to issue Letters of Credit for the account of the Company in the case of Cdn.$ L/Cs and to the US Borrower in the case of US$ L/Cs, and to amend or renew Letters of Credit previously issued by it, in accordance with Sections 3.02(b) and (c), and (B) to honour drafts under the Letters of Credit; and (ii) the Canadian Banks severally agree to participate in Letters of Credit issued for the account of the Company and the US Banks severally agree to participate in Letters of Credit issued for the amount of the US Borrower, as applicable; provided, that the Issuing Bank shall not be obligated to Issue, and no Bank shall be obligated to participate in, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the "Issuance Date") (1) the Equivalent Amount of all L/C Obligations plus the Equivalent Amount of all Loans (excluding the issuance of such L/Cs) exceeds the combined Commitments, or, (2) the participation of any Bank in the Equivalent Amount of all L/C Obligations plus the Equivalent Amount of all outstanding Loans exceeds such Bank's Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the applicable Borrower's ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the applicable Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed. Upon issuance or renewal by the Issuing Bank of an L/C, the Borrower for whose benefit or at whose request such L/C was issued or renewed shall pay to the Issuing Bank (or to the applicable Agent on behalf of the Issuing Bank) the L/C Issuance Fee and L/C Fee. The L/C Issuance Fee and the L/C Fee shall apply to each Letter of Credit issued, including all renewals or amendments pursuant to Sections 3.02.

3.02 Issuance, Amendment and Renewal of Letters of Credit

(a) Each Letter of Credit shall be issued upon the irrevocable written request of the applicable Borrower received by the Issuing Bank at least three days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed Issuance Date, with a copy of such written request delivered to the Applicable Agent. The issuance of a Letter of Credit shall be made no later than noon (Toronto time) on the Issuance Date. Each such request for issuance of a Letter of Credit shall be by facsimile, confirmed immediately in an original writing, in the form of an L/C Application, and shall specify in form and detail satisfactory to the Issuing Bank (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as the Issuing Bank may require.

(b) From time to time while a Letter of Credit is outstanding and prior to the Termination Date, the Issuing Bank will, upon the written request of the applicable Borrower received by the Issuing Bank at least three days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the Issuing Bank: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Issuing Bank may require. The Issuing Bank shall be under no obligation to amend any Letter of Credit if:
     (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or
     (B) the beneficiary of any such Letter of Credit does not accept the proposed amendment to the Letter of Credit. The Agent will promptly notify the Lenders of the receipt by it of any L/C Application, L/C Amendment Application or notice of renewal.

(c) The Issuing Bank and the Banks agree that, while a Letter of Credit is outstanding and prior to the Termination Date, at the option of the applicable Borrower at least five days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of notification of renewal, the Issuing Bank shall be entitled to authorize the renewal of any Letter of Credit issued by it. Each such request for renewal of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to the Issuing Bank: (i) the Letter of Credit to be renewed;
     (ii) the proposed date of notification of renewal of the Letter of Credit (which shall be a Business Day); (iii) the revised expiry date of the Letter of Credit; and (iv) such other matters as the Issuing Bank may require.

3.03 Payments, Risk Participations, Drawings and Reimbursements

(a) The applicable Borrower shall provide for the payment to the Canadian Agent in the case of Cdn.$ L/Cs, and to the US Agent, in the case of US$ L/Cs, of the full face amount of each Letter of Credit on the earlier of (i) the Honour Date (as defined in Section 3.03(c) below), and (ii) demand for payment in accordance with 9.02.

(b) Immediately upon the Issuance of each Letter of Credit, each Canadian Bank in the case of Cdn.$ L/Cs and each US Bank in the case of US$ L/Cs shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Pro Rata Share of such Bank, times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. For purposes of Section 2.01, each Issuance of a Letter of Credit shall be deemed to utilize the Commitment of each applicable Bank by an amount equal to the amount of such participation. Upon the Issuance of each Letter of Credit, the applicable Agent, on behalf of the Issuing Bank, shall notify each applicable Bank of the amount of such Bank's participation and the proportionate share of the L/C Fee.

(c) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Bank will promptly notify the applicable Borrower. The applicable Borrower shall reimburse the Issuing Bank (by an L/C Loan or otherwise) prior to 12:00 Noon (Toronto time) on each date that any amount is paid by the Issuing Bank under any such Borrower's Letter of Credit (each such date, an "Honour Date"), in an amount equal to the amount so paid by the Issuing Bank. In the event that the applicable Borrower fails to reimburse the Issuing Bank for the full amount of any drawing under any such Borrower's Letter of Credit by 12:00 Noon (Toronto time) on the Honour Date, the Issuing Bank will promptly notify the applicable Agent thereof, and the applicable Borrower shall be deemed to have requested that Base Rate or Prime Rate Loans, as the case may be, in an aggregate amount equal to the unreimbursed drawing made by the Banks to be disbursed on the Honour Date under such Letter of Credit, subject to the amount of the unutilized portion of the Bank's Commitment. Any notice given by the Issuing Bank pursuant to this clause may be oral if immediately confirmed in writing (including by facsimile); provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(d) Each Bank shall upon any notice pursuant to Section 3.03(c) make available to the relevant Issuing Bank an amount in immediately available funds equal to its Pro Rata Share of the amount of the unreimbursed drawing, whereupon the applicable Banks shall each be deemed to have made a Prime Rate Loan or Base Rate Loan, or the case may be, to the applicable Borrower. If any Bank so notified fails to make available to the applicable Issuing Bank the amount of such Lender's Pro Rata Share of the amount of the unreimbursed drawing by no later than 2:00 p.m. (Toronto time) on the Honour Date, then interest shall accrue on such Bank's obligation to make such payment, from the Honour Date to the date such Bank makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period.

(e) Each Bank's obligation in accordance with this Agreement to make the Loans or L/C Advances, as contemplated by this Section 3.03, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the applicable Issuing Bank and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defence or other right which such Bank may have against the

     Issuing Bank, the Borrower or any other Person for any reason whatsoever;
     (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.04 Repayment of Participations

(a) Upon (and only upon) receipt by the Issuing Bank of immediately available funds from the applicable Borrower (i) in reimbursement of any payment made by the Issuing Bank under the Letter of Credit with respect to which any Bank has paid to the Issuing Bank for such participation in the Letter of Credit pursuant to Section 3.03 or (ii) in payment of interest thereon, the Issuing Bank will pay to each Bank in the same funds as those received by the Issuing Bank, the amount of such Bank's Pro Rata Share of such funds, and the Issuing Bank shall receive the amount of the Pro Rata Share of such funds of any Bank that did not so pay.

(b) If the Issuing Bank is required at any time to return to the Company or the US Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Company or US Borrower to the Issuing Bank pursuant to Section 3.04(a) in reimbursement of a payment made under a Letter of Credit or interest or fee thereon, each Bank shall, on demand of the Agent, forthwith return to the Agent or the Issuing Bank the amount of its Pro Rata Share of any amounts so returned by the Issuing Bank plus interest thereon from the date such demand is made to the date such amounts are returned by such Bank to the Agent or the Issuing Bank, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

3.05 Obligations Absolute The obligations of the applicable Borrower under this Agreement and any L/C-related document to reimburse the Issuing Bank for a drawing under a Letter of Credit, and to repay any L/C Loan and any drawing under a Letter of Credit converted into Base Rate Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-related document under all circumstances. The obligations of a Borrower to reimburse the Issuing Bank (or the applicable Agent on behalf of the Issuing Bank) for payment to a beneficiary of an L/C shall survive termination of this Agreement and shall, except for matters arising from the Issuing Bank's wilful misconduct or negligence (which shall include instances where the fraud by a beneficiary has been established to the knowledge of the Issuing Bank so as to make the fraud clear or obvious to the Issuing
Bank), be absolute and unconditional and shall not be reduced by a demand or other request for payment of the L/C (a "Demand") paid or acted upon being invalid, insufficient, fraudulent or forged, or be subject to any defence or be affected by any right of set-off, counterclaim or recoupment which such Borrower may now or hereafter have against the beneficiary, the Issuing Bank or any other Person for any reason whatsoever, including the fact that the Issuing Bank or its correspondents paid a Demand or Demands (if applicable) aggregating up to the amount of the

L/C notwithstanding any contrary instructions from a Borrower to the Issuing Bank or applicable Agent. Any action, inaction or omission taken or suffered by the Issuing Bank or by the Issuing Bank's correspondent under or in connection with an L/C or any Demand, if in good faith and in conformity with foreign, US or Canadian laws, regulations or customs applicable thereto shall be binding on each Borrower and their respective subsidiaries and shall not place either Agent or the Issuing Bank or any of its correspondents under any resulting liability to the Borrowers, their subsidiaries or any of them. Without limiting the generality of the foregoing, the Issuing Bank and its correspondents may receive, accept or pay as complying with the terms of the L/C, any Demand otherwise in order which may be signed by, or issued to, any administrator, executor, trustee in bankruptcy, receiver or other Person acting as a representative of, or in place of, the beneficiary. Each of the Borrowers covenants that, in the absence of fraud on the part of the beneficiary of an L/C, it will not take steps, issue any instructions to the Issuing Bank or any correspondence or institute any proceedings intended to derogate from the right or ability of the Issuing Bank or its correspondents to honour or pay any Demand.

3.06 Cash Collateral Pledge. Upon (a) the request of the applicable Agent or the Majority Lenders, if the Issuing Bank has honoured any full or partial drawing request on any Letter of Credit and such drawing has resulted in an L/C Loan hereunder at a time when any Event of Default has occurred and is continuing, or
(b) if, as of the Termination Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, then, the applicable Borrower shall immediately Cash Collateralize the L/C Obligations in an amount equal to such L/C Obligations.

                                   ARTICLE IV
                     TAXES, YIELD PROTECTION AND ILLEGALITY

4.01 Taxes.

(a) Subject to Section 4.01(b), any and all payments by the Company or the US Borrower to each Bank or the Agents under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company or the US Borrower, as the case may be, shall pay all Other Taxes.

(b) If the Company or the US Borrower shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Bank or the Agents, then:

     (i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Bank or the Agents, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

     (ii) the Company or the US Borrower, as the case may be, shall make such deductions and withholdings;

    (iii) the Company or the US Borrower, as the case may be, shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

     (iv) the Company or the US Borrower, as the case may be, shall also pay to each Bank or the Agents for the account of such Bank, at the time interest is paid, Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

(c) The Company agrees to indemnify and hold harmless each Bank and the Agents for the full amount of i) Taxes, ii) Other Taxes, and iii) Further Taxes paid by Banks in the amount that the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Bank or the Agents make written demand therefor.

(d) Under this Section within 30 days after the date of any payment by the Company of Taxes, Other Taxes or Further Taxes, under Section 4.01(b) the Company or the US Borrower, as the case may be, shall furnish to each Bank or the Agents the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Bank or the Agents.

(e) If the Company or the US Borrower, as the case may be, is required to pay any amount to any Bank or the Agents pursuant to subsection (b) or (c) of this Section, then such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company or the US Borrower which may thereafter accrue, if such change in the sole judgment of such Bank is not otherwise disadvantageous to such Bank.

4.02 Illegality.

(a) If any Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make LIBOR Loans, then, on notice thereof by the Bank to the Company through the applicable

     Agent, any obligation of that Bank to make LIBOR Loans shall be suspended until the Bank notifies the applicable Agent and the Company that the circumstances giving rise to such determination no longer exist.

(b) If a Bank determines that it is unlawful to maintain any LIBOR Loan, each Borrower shall, upon its receipt of notice of such fact and demand from such Bank (with a copy to the applicable Agent), prepay in full such LIBOR Loans of that Bank then outstanding, together with interest accrued thereon and amounts required under Section 4.04, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such LIBOR Loan. If any Borrower is required to so prepay any LIBOR then concurrently with such prepayment, the Borrower shall borrow from the affected Bank, in the amount of such repayment, a Base Rate Loan.

(c) If the obligation of any Bank to make or maintain LIBOR Loans has been so terminated or suspended, the Borrower may elect, by giving notice to the Bank through the applicable Agent that all Loans which would otherwise be made by the Bank as LIBOR Loans shall be instead a Base Rate Loan.

(d) Before giving any notice to an Agent under this Section, the affected Bank shall designate a different Lending Office with respect to its LIBOR Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Bank, be illegal or otherwise disadvantageous to the Bank.

4.03 Increased Costs and Reduction of Return.

(a) If any Bank determines that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance by that Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any LIBOR Loans, B/A Equivalent Loans or participating in L/Cs, then the Company or the US Borrower shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the applicable Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

(b) If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation,
     (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitments, loans, credits or obligations under this Agreement, then, upon demand of such Bank to any Borrower through the applicable Agent, such Borrower shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

4.04 Funding Losses. Each Borrower shall reimburse each Bank and hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

(a) the failure of such Borrower to make on a timely basis any payment of principal or interest of any LIBOR Loan or B/A Equivalent Loan;

(b) the failure of such Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or Notice of Conversion/Continuation;

(c) the failure of such Borrower to make any prepayment in accordance with any notice delivered under Section 2.07;

(d) the prepayment (including pursuant to Section 2.07) or other payment (including after acceleration thereof) of a LIBOR Loan or B/A Equivalent Loan on a day that is not the last day of the relevant Interest Period; or

(e)  the automatic conversion of a LIBOR Loan or a B/A Equivalent Loan under
     Section 2.04 or 2.06, as the case may be on a day that is not the last day of a relevant Interest Period,

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Loans or B/A Equivalent Loans or from fees payable to terminate the deposits from which such funds were obtained.

4.05 Inability to Determine Rates. If an Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBO Rate for any requested LIBOR Period with respect to a proposed LIBOR Loan, or that the LIBO Rate applicable does not adequately and fairly reflect the cost to the applicable Banks of funding such Loan, the Agent will promptly so notify the applicable Borrower and each applicable Bank. Thereafter, the obligation of such Banks to make or maintain LIBOR Loans, as the case may be, hereunder shall be suspended until the applicable Agent revokes such notice in writing. Upon receipt of such notice, either Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the applicable Borrower does not revoke such Notice, the applicable Banks shall make, convert or continue the Loans, as proposed by the applicable Borrower in the amount specified in the applicable notice submitted by such Borrower, but such Loans shall be made, converted or continued as Base Rate Loans instead of LIBOR Loans.

4.06 Certificates of Banks. Any Bank claiming reimbursement or compensation under this Article IV shall deliver to the applicable Borrower (with a copy to applicable the Agent) a certificate setting forth in reasonable detail the amount payable to the Bank hereunder and such certificate shall be conclusive and binding on the applicable Borrower in the absence of manifest error.

4.07 Survival. The agreements and obligations of the Borrowers in this Article IV shall survive the payment of all other Obligations.

                                    ARTICLE V
                              CONDITIONS PRECEDENT

5.01 Conditions of Initial Loans. The obligation of each Bank to make its initial Loan hereunder is subject to the condition that the Canadian Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Canadian Agent and each Bank, and in sufficient copies for each Bank:

(a)  Credit Agreement. This Agreement executed by each party thereto;

(b) Borrower Guarantees, Subsidiary Guarantees and Security. Each Guarantor shall have authorized, executed and delivered a Guarantee in form satisfactory to the Canadian Agent, as well as such security documentation as the Agent may request, which shall include Security Agreements from each Guarantor;

(c)  Resolutions; Incumbency.

     (i) Copies of the resolutions of the board of directors of each Borrower authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary of each Borrower;

     (ii) A certificate of the Secretary of each Borrower certifying the names and true signatures of the officers of each Borrower authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

    (iii) Copies of the resolutions of the board of directors of each Guarantor authorizing the Guarantee contemplated hereby, certified as of the Closing Date by the Secretary of each Guarantor; and

     (iv) A certificate of the Secretary of each Guarantor certifying the names and true signatures of the officers of each Guarantor authorized to execute, deliver and perform, as applicable, the Guarantees, and all other Loan Documents to be delivered by it hereunder;

(d)  Organization Documents; Good Standing. Each of the following documents:

     (i) the Organization Documents of each Borrower as in effect on the Closing Date, certified by the Secretary of each Borrower as of the Closing Date; and

     (ii) a good standing certificate (or the equivalent) for each Borrower;

     (iii) the Organization Document of each Guarantor as in effect on the Closing Date, certified by the Secretary of each Guarantor as of the Closing Date; and

     (iv) a good standing certificate (or the equivalent) for each Guarantor;

(e)  Legal Opinions.

     (i) an opinion of Stikeman, Elliott, counsel to the Company and addressed to the Agents and the Banks, in form satisfactory to the Agents, the Banks and their counsel;

     (ii) an opinion of Hogan & Hartson, counsel to the US Borrower and addressed to the Agents and the Banks, in form satisfactory to the Agents, the Banks and their counsel.

(f) Payment of Fees. Evidence of payment by the Company on drawdown under the initial Loan of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of BACAN to the extent invoiced prior to or on the Closing Date, including any such costs, fees and expenses arising under or referenced in Sections 2.11 and 11.04;

(g) Collateral Documents. The Collateral Documents, executed by the Company or the US Borrower as applicable, in appropriate form for recording, where necessary, together with

     (i) acknowledgment copies of all UCC or PPSA financing statements filed, registered or recorded to perfect the security interests of the Agents for the benefit of the

          Banks, or other evidence satisfactory to the Agents that there has been filed, registered or recorded all financing statements and other filings, registrations and recordings necessary and advisable to perfect the Liens of the Agents for the benefit of the Banks in accordance with applicable law;

     (ii) written advice of Borrowers' counsel relating to such Lien and judgment searches as the Agents shall have requested, and such termination statements or other documents as may be necessary to confirm that the Collateral is subject to no other Liens in favor of any Persons (other than Permitted Liens);

     (iii) all certificates and instruments representing the Pledged Collateral, all original Inter-Company Notes, stock transfer powers executed in blank with signatures guaranteed as the Agents or the Banks may specify;

     (iv) evidence that all other actions necessary or, in the opinion of the Agents or the Banks, desirable to perfect and protect the first priority security interest created by the Collateral Documents have been taken;

     (v) where appropriate, flood insurance and earthquake insurance on terms satisfactory to the Agents and the Banks;

     (vi) evidence that all other actions necessary or, in the opinion of the Agents or the Banks, desirable to perfect and protect the first priority Lien created by the Collateral Documents, and to enhance the Agents' ability to preserve and protect its interests in and access to the Collateral, have been taken;

(h) Insurance Policies. Standard lenders' payable endorsements with respect to the insurance policies or other instruments or documents evidencing insurance coverage on the assets of the Company and/or the US Borrower in accordance with Section 7.06;

(i) Environmental Review. An environmental site assessment with respect to the real property owned or leased by a Borrower or any of its Subsidiaries, as listed on Schedule 5.01(i), dated as of a recent date prior to the Closing Date or otherwise satisfactory to the Agents and the Banks, prepared by a qualified firm acceptable to the Agents and the Banks, stating, among other things, that such real property is free from Hazardous Materials and that operations conducted thereon are in compliance with all Environmental Laws;

(j) Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

     (i) the representations and warranties contained in Article VI are true and correct on and as of such date, as though made on and as of such date;

     (ii) no Default or Event of Default exists or would result from the initial Borrowing; and

     (iii) there has occurred since December 31, 1998, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(k) Private Placement. Evidence that the Private Placement has been completed by the US Borrower on the terms as previously disclosed to the Banks and the Agents, and on terms satisfactory to the Banks and the Agents.

(l) Litigation. The absence of any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that, if determined adversely to the Company or any Subsidiary, could reasonably be expected to have a Material Adverse Effect;

(m) Due Diligence. Receipt and review, with results satisfactory to the Agents, the Banks and their counsel, of information regarding various matters relating to the Company and its Subsidiaries, including litigation, tax, accounting, labour, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, environmental matters, contingent liabilities and management;

(n) Year 2000. Receipt and review, with results satisfactory to the Agents and the Banks, of a report prepared by the Company confirming that (i) the Company and its Subsidiaries are taking all necessary and appropriate steps to ascertain the extent of, and to quantify and successfully address, business and financial risks facing the Company and its Subsidiaries as a result of what is commonly referred to as the "Year 2000 Problem" (i.e., the inability of certain computer applications to recognize correctly and perform date-sensitive functions involving certain dates prior to and after December 31, 1999), including risks resulting from the failure of key vendors and customers of the Company and its Subsidiaries to successfully address the Year 2000 Problem, and (b) the Company's and its Subsidiaries' material computer applications and those of its key vendors and customers will, on a timely basis, adequately address the Year 2000 Problem in all material respects;

(o) Other Documents. Such other approvals, opinions, documents or materials as the Agents or any Bank may request, including evidence that all existing capital loans, term loans and revolving loans of the Company and/or the US Borrower have been repaid in full, other than the bonds issued as part of the Private Placement.

5.02 Conditions to All Borrowings. The obligation of each Bank to make any Loan to be made by it (including its initial Loan) or to continue or convert any Loan under Section 2.04 or 2.06, as the case may be is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Conversion/Continuation Date:

(a) Notice of Borrowing or Conversion/Continuation. The applicable Agent shall have received (with, in the case of the initial Loan only, a copy for each Bank) a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable;

(b) Continuation of Representations and Warranties. The representations and warranties in Article VI shall be true and correct on and as of such Borrowing Date or Conversion/Continuation Date with the same effect as if made on and as of such Borrowing Date or Conversion/Continuation Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date);

(c) No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing or continuation or conversion; and

(d) No Future Advance Notice. Neither the Agents nor any Bank shall have received from a Borrower any notice that any Collateral Document will no longer secure on a first priority basis future advances or future Loans to be made or extended under this Agreement.

Each Notice of Borrowing or Notice of Conversion/Confirmation submitted by a Borrower hereunder shall constitute a representation and warranty by such Borrower hereunder, as of the date of each such notice and as of each Borrowing Date or Conversion/Continuation Date or that the conditions in this Section 5.02 are satisfied.


                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

     The Company and the US Borrower each represents and warrants to the Agents and each Bank that:

6.01 Corporate Existence and Power. Each Borrower and each of its Subsidiaries:

(a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

(c) is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

(d) is in compliance with all Requirements of Law, except for those, the non-compliance with which would not have a Material Adverse Effect on the Borrower or its Subsidiaries;

6.02 Corporate Authorization; No Contravention. The execution, delivery and performance by each Borrower and each of its Subsidiaries of this Agreement and each other Loan Document to which such Borrower or Subsidiary is party, have been duly authorized by all necessary corporate action, and do not and will not:

(a) contravene the terms of any of that Borrower's or Subsidiary's Organization Documents;

(b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Borrower or Subsidiary is a party or any order, injunction, writ or decree of any Governmental Authority to which such Borrower or its property is subject other than under the Collateral Documents; or

(c) violate any Requirement of Law, except for those, the non-compliance with which would not have a Material Adverse Effect on the Borrower, the Subsidiary or its Subsidiaries.

6.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (except for recordings or filings in connection with the Liens granted to the Agents under the Collateral Documents) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, either Borrower of the Agreement or any other Loan Document or by any of its Subsidiaries of any Loan Document to which it is a party.

6.04 Binding Effect. This Agreement and each other Loan Document to which a Borrower or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of such Borrower and such Subsidiary enforceable against such Borrower and such Subsidiary in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

6.05 Litigation. Except as listed on Schedule 6.05, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of either Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against such Borrower or its Subsidiaries or any of their respective properties which:

(a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b) are for amounts of $100,000 or more or which, if determined adversely to such Borrower or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

6.06 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by a Borrower or from the grant or perfection of the Liens of the Agents and the Banks on the Collateral. As of the Closing Date, neither Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 9.01(e).

6.07 ERISA Compliance. Except as specifically disclosed in Schedule 6.07:

(a) Each Plan is, to the best of the US Borrower's knowledge, in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under
     Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the US Borrower, nothing has occurred which would cause the loss of such qualification. The US Borrower and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) To the best of the US Borrower's knowledge, there are no pending or threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. To the best of the US Borrower's knowledge, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability except as disclosed on
     Schedule 6.07; (iii) neither the US Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the US Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under
     Section 4201 or 4243 of ERISA with respect to a Multi- employer Plan; and
     (v) neither the US Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

6.08 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 7.12 and
Section 8.07. Neither Borrower nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

6.09 Title to Properties. Each Borrower and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of each Borrower and their Subsidiaries is subject to no Liens, other than Permitted Liens.

6.10 Taxes. Each Borrower and their Subsidiaries have filed all federal, provincial and other material tax returns and reports required to be filed, and have paid all federal, provincial and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against either Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

6.11 Financial Condition.

(a) The audited consolidated financial statements of the Company and its Subsidiaries dated December 31, 1998, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal year ended on that date and the unaudited statements of the Company and its Subsidiaries dated March 31, 1999:

     (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby or restated as necessary, except as otherwise expressly noted therein;

     (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

    (iii) except as specifically disclosed in Schedule 6.11, show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

(b)  Since December 31, 1998, there has been no Material Adverse Effect.

6.12 Environmental Matters.

(a) The on-going operations of each Borrower and each of their Subsidiaries comply in all respects with all Environmental Laws, except such noncompliance which would not (if enforced in accordance with applicable law) result in liability in excess of $100,000 in the aggregate.

(b) Each Borrower and each of their Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") and necessary for their respective ordinary course operations, all such Environmental Permits are in good standing, and each Borrower and each of their Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits.

(c) None of the Borrowers, any of their Subsidiaries or any of their respective present property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material, except those as set forth in Schedule 6.12.

(d) There are no Hazardous Materials or other conditions or circumstances existing with respect to any property of either Borrower or any Subsidiary, or arising from operations prior to the Closing Date, of either Borrower or any of their Subsidiaries that would reasonably be expected to give rise to Environmental Claims with a potential liability of a Borrower and their Subsidiaries in excess of $100,000 in the aggregate for any such condition, circumstance or property, except those as set forth in Schedule 6.12. In addition, (i) neither Borrower nor any Subsidiary has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws, or (y) that are leaking or disposing of Hazardous Materials offsite, and (ii) each Borrower and its Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under all Environmental Laws.

6.13 Collateral Documents.

(a) The provisions of the Collateral Documents in aggregate are effective to create in favour of the Agents for the benefit of the Banks, a legal, valid and enforceable first priority security interest in all right, title and interest of the respective Borrower and its Subsidiaries in the Collateral described therein subject to Permitted Liens; and financing statements have been filed in the offices in all of the jurisdictions listed in the schedules to the Security Agreements.

(b) All representations and warranties of each Borrower and any of their Subsidiaries party thereto contained in the Collateral Documents are true and correct.

6.14 Regulated Entities. None of the Borrowers, any Person controlling a Borrower, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. Neither Borrower is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

6.15 No Burdensome Restrictions. Neither Borrower nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

6.16 Copyrights, Patents, Trademarks and Licenses, etc. Each Borrower and its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of each Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by each Borrower or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 6.05, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of such Borrower, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

6.17 Subsidiaries. As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.17 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 6.17.

6.18 Insurance. The properties of each Borrower and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of such Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where each Borrower or such Subsidiary operates.

6.19 Solvency. The Company and its Subsidiaries, on a consolidated basis, are not Insolvent.

6.20 Full Disclosure. None of the representations or warranties made by each Borrower or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of a Borrower or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of a Borrower to the Banks prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.


                                   ARTICLE VII
                              AFFIRMATIVE COVENANTS

     So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

7.01 Financial Statements. The Company shall deliver to each Bank and the Agents, in form and detail satisfactory to the Agents and the Majority Banks:

(a) as soon as available, but not later than 90 days after the end of each fiscal year (commencing with the fiscal year ended December 31, 1999), a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of a nationally recognized independent public accounting firm ("Independent Auditor") which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Subsidiary's records;

(b) as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ended March 31, 1999), a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith adjustments), the financial position and the results of operations of each Borrower and the Subsidiaries;

(c) as soon as available, but not later than 30 days after the end of each month, income statements and balance sheets of the Company and each of its Subsidiaries and Excluded Subsidiaries compared to budget for the prior month in form satisfactory to the Agents;

(d) as soon as available, but not later than 90 days after the end of each fiscal year (commencing with the fiscal year ended December 31, 1999), a copy of an unaudited consolidating balance sheet of the Company, its Subsidiaries and its Excluded Subsidiaries as at the end of such year and the related consolidating statement of income, shareholders' equity and cash flows for such year, and used in connection with the preparation of the financial statements referred to in subsection 7.01(a);

(e) as soon as available, but not later than 30 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ended March 31, 1999), a copy of the unaudited consolidating balance sheets of the Company and its Subsidiaries and its Excluded Subsidiaries, and the related consolidating statements of income, shareholders' equity and cash flows for such quarter, all certified developed and used in connection with the preparation of the financial statements referred to in subsection 7.01(b);

(f) together with the statements required in (a) and (b) above, such other statements or information required by the Banks and the Agents reflecting an exclusion of Excluded Subsidiaries in such financial statements, including a report from the Independent Auditor with respect to the consolidating financial statements of the Company and its Subsidiaries.

7.02 Certificates; Other Information. The Company shall furnish to each Bank and the Agents:

(a) concurrently with the delivery of the financial statements referred to in subsection 7.01(a), a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b) concurrently with the delivery of the financial statements referred to in subsections 7.01(a) and (b), a Compliance Certificate executed by a Responsible Officer, in the form of Exhibit C;

(c) promptly, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Company or any Subsidiary may make to, or file with, the SEC or the OSC; and

(d) promptly, such additional information regarding the business, financial or corporate affairs of either Borrower or any Subsidiary as the Agents, at the request of any Bank, may from time to time request.

7.03 Notices. Each Borrower shall promptly notify the Agents and each Bank:

(a) of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default;

(b) of (i) any breach or nonperformance of, or any default under, any Contractual Obligation of the Borrower or any of its Subsidiaries which could result in a Material Adverse Effect; and (ii) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between such Borrower or any of its Subsidiaries and any Governmental Authority;

(c) of the commencement of, or any material development in, any litigation or proceeding affecting such Borrower or any Subsidiary (i) in which the amount of damages claimed is $100,000 (or its equivalent in another currency or currencies) (if such claim is not covered by insurance) or $1,000,000 (if such claim is covered by insurance) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;

(d) upon, but in no event later than 10 days after, becoming aware of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against such Borrower or any Subsidiary or any of their respective properties pursuant to any applicable Environmental Laws, (ii) all other Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of such Borrower or any Subsidiary that could reasonably be anticipated to cause such property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws;

(e) of the occurrence of any of the following events affecting the Borrower or any ERISA Affiliate (but in no event more than 10 days after such event), and deliver to the Agents and each Bank a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any ERISA Affiliate with respect to such event:

     (i)  an ERISA Event;

     (ii) a material increase in the Unfunded Pension Liability of any Pension Plan;

    (iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate; or

     (iv) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability;

(f) of any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries;

(g) of any intention by the Company or a Subsidiary to create or effect an Acquisition of an Excluded Subsidiary; and

(h) of its request that an Excluded Subsidiary be converted to a Subsidiary and include in such request:

     (i) evidence that the assets and shares of such Excluded Subsidiary are free from Liens, other than Permitted Liens;

     (ii) detailed information of all Indebtedness of the Excluded Subsidiary;
          and

    (iii) such other information as the Agents and the Banks may reasonably request.

     Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the applicable Borrower or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 7.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

7.04 Preservation of Corporate Existence, Etc. The Company shall, and shall cause each Subsidiary to:

(a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

(b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business;

(c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

(d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.05 Maintenance of Property. The Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Company and each Subsidiary shall use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.06 Insurance.

     (a) In addition to insurance requirements set forth in the Collateral Documents, each Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. All such insurance shall name the Agents as loss payee/mortgagee and as additional insured, for the benefit of the Banks, as their interests may appear. The Agents and the Banks agree that proceeds from insurance for damage or loss to property shall be applied by the applicable Borrower or Subsidiary as the case may be to replace or repair such property, provided that prior notice of any required repairs or sustained damage to property in excess of $250,000 is given to the Agents. All casualty and key man insurance maintained by the Company shall name the Agents as loss payee and all liability insurance shall name the Agents as additional insured for the benefit of the Banks, as their interests may appear.

     (b) The Company shall furnish the Agents, with sufficient copies for each Bank, at reasonable intervals (but not more than once per calendar year) a certificate of a Responsible Officer of the Company (and, if requested by the Agent, any insurance broker of the Company) setting forth the nature and extent of all insurance maintained by the Company and its Subsidiaries in accordance with this Section or any Collateral Documents (and which, in the case of a certificate of a broker, were placed through such broker).

7.07 Payment of Obligations. The Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

(a) all Taxes upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

(b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and

(c) all indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.08 Compliance with Laws. The Company shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business including labour and employment statutes except such as may be contested in good faith or as to which a bona fide dispute may exist.

7.09 Compliance with ERISA. The US Borrower shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

7.10 Inspection of Property and Books and Records. Each Borrower shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and such Subsidiary. Each Borrower shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Agents or any Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the respective Borrower; provided, however, when an Event of Default exists the Agents or any Bank may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice. The Agents and/or the Banks shall make reasonable efforts to ensure any information that is confidential information of the Company or its Subsidiaries obtained by independent contractors is kept confidential by such independent contractors.

7.11 Environmental Laws.

(a) Each Borrower shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws.

(b) Upon the written request of an Agent or any Bank, each Borrower shall submit and cause each of its Subsidiaries to submit, to the Agent with sufficient copies for each Bank, at the Borrower's sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to subsection 7.03(d), that could, individually or in the aggregate, result in liability in excess of $100,000.

(c) The Company shall cause an environmental audit(s) to be made in connection with any Acquisition that it or any of its Subsidiaries propose or any Acquisition of an Excluded Subsidiary, and deliver copies of the same to the Agents as soon as such audit is available, the results of which indicate that any Estimated Remediation Costs will have no Material Adverse Effect.

7.12 Use of Proceeds. The Borrowers shall use the proceeds of the Loans for working capital, short term liquidity purposes, acquisitions as permitted by this Agreement (which shall not include hostile acquisitions or Acquisitions of Excluded Subsidiaries) and other general corporate purposes not in contravention of any Requirement of Law or of any Loan Document.

7.13 Industrial Development Revenue Bond. The Company shall take immediate steps to cause the existing Industrial Development Revenue Bond registered against the real property owned by its Subsidiary, Pyron Corporation, in New York State to be repaid and discharged as soon as possible and in any event within six months from the date of this Agreement.

7.14 Further Assurances.

(a) Each Borrower shall, and shall cause each Subsidiary to, ensure that all written information, exhibits and reports furnished to the Agents or the Banks do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Agents and the Banks and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgment or recordation thereof.

(b) Promptly upon request by the Agents or the Majority Banks, each Borrower shall (and shall cause any of its Subsidiaries to) do, execute, acknowledge, deliver, record, rerecord, file, refile, register and reregister, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Agents or such Banks, as the case may be, may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agents and Banks the rights granted or now or hereafter intended to be granted to the Banks under any Loan Document or under any other document executed in connection therewith; provided that no financing statements specific only to and in respect of only of patents, trademarks, copyrights or fixtures will be filed or registered prior to a Default or Event of Default.


                                  ARTICLE VIII
                               NEGATIVE COVENANTS

     So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

8.01 Limitation on Liens. Neither Borrower shall, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

(a) any Lien (other than a Lien on the Collateral) existing on property of such Borrower or any Subsidiary on the Closing Date and set forth in Schedule
     8.01 securing Indebtedness outstanding on such date;

(b)  any Lien created under any Loan Document;

(c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that nonpayment thereof is permitted by Section 7.07;

(d) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens (other than any Lien imposed by ERISA and other than on the Collateral) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and pension legislation;

(f) Liens (other than Liens on the Collateral) on the property of such Borrower or its Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and
     (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of such Borrower and its Subsidiaries;

(h) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by US Borrower in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by a Borrower or any Subsidiary to provide collateral to the depository institution; and

(i) Liens (other than those described in (a) to (h) above) where the aggregate amount subject to or secured by such Lien does not exceed 5% of Consolidated Tangible Net Worth.

8.02 Disposition of Assets. Neither Borrower shall, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable) or enter into any agreement to do any of the foregoing, except:

(a) dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

(b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment; and

(c) dispositions not otherwise permitted hereunder which are made for fair market value; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) the aggregate sales price from such disposition shall be paid in cash, and (iii) the aggregate value of all assets so sold by the Company and its Subsidiaries, together, shall not exceed in any fiscal year $2 million.

8.03 Consolidations and Mergers. The Company shall not, and shall not suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) substantially all of its assets (whether now owned or hereafter acquired) to or in favour of any Person, except:

(a) any Subsidiary may merge with a Borrower, provided that the Borrower shall be the continuing or surviving corporation, or with any one or more other Subsidiaries, provided that if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation; and

(b) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or another Wholly Owned Subsidiary.

8.04 Permitted Loans. Neither Borrower shall, or permit any Subsidiary to, make or commit to make any advance, loan, extension of credit or capital contribution to or in, any Person including any Affiliate of the Borrower (together, "Loans"), except for:

(a)  Loans held by a Borrower or Subsidiary in the form of cash equivalents;

(b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business; or

(c) extensions of credit by the Company to any of its Subsidiaries or by any of its Subsidiaries to another of its Subsidiaries;

(d) extensions of credit or capital contributions by a Borrower in the course of an Acquisition.

8.05 Limitation on Indebtedness. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)  Indebtedness incurred pursuant to this Agreement;

(b) Indebtedness (including Contingent Obligations) existing on the Closing Date and set forth in Schedule 8.05;

(c) Indebtedness other than that described in (a) to (b) which in the aggregate does not exceed 5% of Consolidated Tangible Net Worth;

(d)  Indebtedness evidenced by the Senior Secured Notes.

8.06 Transactions with Affiliates. Other than in respect of transactions among and between the Borrowers and the Subsidiaries, neither Borrower shall, and shall not suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of the Borrower, except upon fair and reasonable terms no less favourable to the Borrower, or such Subsidiary than would obtain in a comparable arm's length transaction with a Person not an Affiliate of the Borrower or such Subsidiary.

8.07 Prohibited Use of Proceeds. The Borrowers shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Borrower or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act, (v) to enter into or consummate any Acquisition except in accordance with this Agreement; or (vi) for the direct or indirect benefit, financial or otherwise, of an Excluded Subsidiary or for an Acquisition of an Excluded Subsidiary.

8.08 Operating Lease Obligations. Neither Borrower shall, and shall not suffer or permit any Subsidiary to, create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except for:

(a)  leases associated with mineral properties;

(b) leases associated with office space entered into on commercially reasonable terms; and

(c) operating leases entered into by the Borrower or any Subsidiary after the Closing Date in the (excepting mineral lease properties) ordinary course of business wherein the obligations under such operating lease do not exceed $1,000,000 per operating lease.

8.09 Sale Leaseback Transactions. Neither Borrower shall, and shall not suffer or permit any Subsidiary to, enter into any sale leaseback transactions except for:

     (a) sale leaseback transactions made in connection with completion of construction of an asset or assets acquired after the Closing Date whereby the value of the property or assets, the subject of such sale leaseback transactions does not exceed $3 million per annum in aggregate; and,

     (b) the subject sale leaseback transaction is completed within 270 days of the acquisition date of the property or assets which are the subject of such transaction.

8.10 Restricted Payments. The Company shall not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, now or hereafter outstanding, except that the Company may declare and make dividend payments or other distributions payable solely in its common stock.

8.11 Change in Business. Neither Borrower shall, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Borrower and its Subsidiaries on the date hereof.

8.12 Accounting Changes. Neither Borrower shall, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any Subsidiary.

8.13 Asset Acquisition. Neither the Company nor any of its Subsidiaries shall acquire assets or shares of any Person in whole or in part (other than an Excluded Subsidiary), in excess of $5 million per acquisition and the aggregate cost of all acquisitions in any fiscal year cannot be in excess of $20 million without the prior approval of the Majority Banks.

8.14 Capital Expenditures. Neither the Company nor its Subsidiaries shall make any capital expenditure in excess of $18 million per year without the prior written approval of the Agents and the Majority Banks.

8.15 Permitted Investments. The Company, its Subsidiaries and its Excluded Subsidiaries shall only make investments in Persons that are primarily involved in manufacturing or processing either metals, mica, feldspar, talc, ceramic clays or other industrial mineral or metal waste recycling.

8.16 Prohibited Investments. At no time shall the Company or any of its Subsidiaries make any Acquisition of any kind (including an Acquisition of an Excluded Subsidiary) in a Person who carries on business or activities in base or precious metal mining.

8.17 Minimum Net Worth. The Company shall not permit its Consolidated Tangible Net Worth at any time to be less than an amount equal to at least (a) $60 million plus (b) 50% of the Company's Net Income, which has accumulated subsequent to March 31, 1999.

8.18 Leverage Ratio. The Company shall not permit for any fiscal quarter (determined as at the last date of such fiscal quarter) ending in any period its Leverage Ratio to be greater than 3.50 to 1.

8.19 Interest Coverage Ratio. The Company shall not permit for any fiscal quarter (determined as of the last date of such fiscal quarter) ending in any period its Interest Coverage Ratio to be less than 2.50 to 1.

8.20 Debt - Capitalization. The Company shall not permit its Indebtedness to be more than 50% of its Capitalization in any fiscal quarter (determined as of the last date of such fiscal quarter).

8.21 Year 2000. The Company will take, and will cause each of the Subsidiaries to take, all such actions as are reasonably necessary to successfully implement a program to assure the Year 2000 problem will not have a Material Adverse Effect. At the request of the Agent, the Company will provide a description of such program, together with any updates or progress reports with respect thereto.

8.22 Private Placement Repayments. The US Borrower shall make voluntary prepayment of principle to the noteholders of the Senior Secured Notes without the consent of the Banks and the Agents.

8.23 Material Documents. Neither the Company nor the US Borrower shall allow or cause to be made any amendments to the Material Documents without the consent of the Agents and the Banks.

8.24 Excluded Subsidiaries. Neither Borrower shall use or permit to be used any part of the Credit or any Loan proceeds for the direct or indirect Acquisition of an Excluded Subsidiary. In addition, neither Borrower nor any Subsidiary shall give financial assistance of any kind to an Excluded Subsidiary, whether by way of loan, guarantee or otherwise.

8.25 Maximum Acquisitions. The aggregate cost at any time in the Initial Term or any extended term of the Credit of (a) all acquisitions of assets or shares of any Person in whole or in part (including Acquisitions of Excluded Subsidiaries) by the Company, any of its Subsidiaries or any of its Excluded Subsidiaries shall not exceed $30 million in the aggregate; and (b) all Acquisitions of Excluded Subsidiaries by the Company, any of its Subsidiaries or any of its Excluded Subsidiaries shall not exceed the difference between $30 million and the aggregate cost of all such Acquisitions of Excluded Subsidiaries undertaken at any prior time (and which have not been converted to Subsidiaries).


                                   ARTICLE IX
                                EVENTS OF DEFAULT

9.01 Event of Default. Any of the following shall constitute an "Event of Default":

(a) Non-Payment. Either Borrower fails to make, (i) when and as required to be made herein, payments of any amount of principal of any Loan, or (ii) within 5 days after the same becomes due, payment of any interest, fee or any other amount payable hereunder or under any other Loan Document; or

(b) Representation or Warranty. Any representation or warranty by a Borrower or made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Borrower, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document is incorrect in any material respect on or as of the date made or deemed made; or

(c) Specific Defaults. A Borrower fails to perform or observe any term, covenant or agreement contained in (i) Section 7.03 or in Article VIII (provided that a Borrower shall be allowed 10 days from the date of creation of any Lien against its property to discharge or cause to be discharged such Lien); or (ii) any of Section 7.01, 7.02, or 7.09 and such failure continues for a period of 10 consecutive days; or (iii) Section 7.06(b) and such failure continues for a period of 10 consecutive days after receipt by a Borrower of notice from the applicable Agent; or

(d) Other Defaults. A Borrower or any Subsidiary party thereto fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document and such default continues for a period of 10 consecutive days; or

(e) Cross-Default. (i) Either Borrower or any Subsidiary (A) fails to make any payment in respect of any Indebtedness or Contingent Obligation, in such case, which is outstanding in an aggregate principle amount of $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) the US Borrower defaults on its obligations under the Senior Secured Notes, or there exists any event of default under the Senior Secured Notes and/or the note purchase agreement related thereto dated as of May 21, 1999; or

(f) Insolvency; Voluntary Proceedings. A Borrower, or any Subsidiary representing five per cent or more of the Consolidated Tangible Net Worth (a "Material Subsidiary") (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course;

     (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against a Borrower or any Material Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Borrower or any Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Borrower or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-US law) is ordered in any Insolvency Proceeding; or (iii) the Borrower or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(h) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against a Borrower or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $ 1,000,000 or more, and the same shall remain unvacated and unstayed pending appeal for a period of 10 days after the entry thereof; or

(i) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against a Borrower or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j)  Change of Control. There occurs any Change of Control; or

(k)  Adverse Change. There occurs a Material Adverse Effect; or

(l) Guarantor Defaults. A Guarantor fails in any material respect to perform or observe any term, covenant or agreement in the Guarantee; or the Guarantee is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or the Guarantor or any other Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder; or any event described at subsections
     (f) or (g) of this Section occurs with respect to the Guarantor; or

(m)  Collateral.

     (i) any provision of any Collateral Document shall for any reason cease to be valid and binding on or enforceable against a Borrower or any Subsidiary party thereto or the Company or any Subsidiary shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or

     (ii) any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens.

9.02 Remedies. If any Event of Default occurs, the Canadian Agent shall, at the request of, or may, with the consent of, the Majority Banks,

(a) declare the Commitment of each Bank to make Loans to be terminated, whereupon such Commitments shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

(c) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law; provided, however, that upon the occurrence of any event specified in subsection (f) or (g) of Section 9.01 (in the case of clause (i) of subsection (g) upon the expiration of the time periods mentioned therein), the obligation of each Bank to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Canadian Agent or any Bank.

9.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

                                    ARTICLE X
                                    THE AGENT

10.01 Appointment and Authorization; "Agent". Each (i) Canadian Bank hereby irrevocably (subject to Section 10.09) appoints, designates and authorizes the Canadian Agent and (ii) each US Bank hereby irrevocably (subject to Section 10.09) appoints, designates and authorizes the US Agent and/or the Canadian Agent as applicable to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, each Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agents have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to an Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

10.02 Delegation of Duties. An Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorney's-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agents shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

10.03 Liability of Agent. None of the Agent Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or for the value of or title to any Collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

10.04 Reliance by Agent.

(a) The Agents shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or

     Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agents. The Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

(b)  For purposes of determining compliance with the conditions specified in
     Section 5.01, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the applicable Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

10.05 Notice of Default. The Agents shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agents for the account of the Banks, unless the Agents shall have received written notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Agents will notify the Banks of its receipt of any such notice. The Agents shall take such action with respect to such Default or Event of Default as may be requested by the Majority Banks in accordance with Article IX; provided, however, that unless and until the Agents have received any such request, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

10.06 Credit Decision. Each Bank acknowledges that none of the Agent Related Persons has made any representation or warranty to it, and that no act by the Agents hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Agents that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, the value of and title to any Collateral, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agents, the Agents shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Agent Related Persons.

10.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Agent Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agents upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agents in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agents are not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agents.

10.08 Agents in Individual Capacity. BACAN, BofA and their Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though BACAN or BofA were not the Agents hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, BACAN, BofA or their Affiliates may receive information regarding a Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favour of a Borrower or such Subsidiary) and acknowledge that the Agents shall be under no obligation to provide such information to them. With respect to its Loans, BACAN and BofA shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" include BACAN and BofA in its individual capacity.

10.09 Successor Agent. The Agents may, and at the request of the Majority Banks shall, resign as Agent upon 30 days' notice to the Banks. If an Agent resigns under this Agreement, the

Majority Banks shall appoint from among the Banks a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of an Agent, the applicable Agent may appoint, after consulting with the Banks and the Borrower, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Banks appoint a successor agent as provided for above.

10.10 Withholding Tax.

If Revenue Canada, the IRS or any other Governmental Authority of Canada or the United States or other jurisdiction asserts a claim that an Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the Agents of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agents fully for all amounts paid, directly or indirectly, by the Agents as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agents under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agents.

10.11 Collateral Matters.

(a) The Agents are authorized on behalf of all the Banks, without the necessity of any notice to or further consent from the Banks, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents.

(b) Each Bank authorizes the Canadian Agent to execute on its behalf any such Collateral Documents as may be necessary, including any notices or documents required to register the Collateral Documents in appropriate governmental registries or offices.

(c) The Banks irrevocably authorize the Agents, at their option and in their discretion, to release any Lien granted to or held by the Agents upon any Collateral (i) upon termination of the Commitments and payment in full of all Loans and all other Obligations known to the Agents and payable under this Agreement or any other Loan Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which a Borrower or any Subsidiary owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to a Borrower or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by a Borrower or such Subsidiary to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the Majority Banks or all the Banks, as the case may be, as provided in subsection 11.01(f). Upon request by the Agents at any time, the Banks will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this subsection 10.11(b), provided that the absence of any such confirmation for whatever reason shall not affect the Agent's rights under this Section 10.11.

                                   ARTICLE XI
                                  MISCELLANEOUS

11.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by a Borrower or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks (or by an Agent at the written request of the Majority Banks) and the Borrower and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks and a Borrower and acknowledged by such Agent, do any of the following:

(a) increase or extend the Commitment of any Bank (or reinstate any Commitment terminated pursuant to Section 9.02);

(b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document;

(c) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (ii) below) any fees or other amounts payable hereunder or under any other Loan Document;

(d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Banks or any of them to take any action hereunder; or

(e) amend this Section, or Section 2.15, or any provision herein providing for consent or other action by all Banks; or

(f) discharge any Guarantor, or release any portion except as otherwise may be provided in the Collateral Document or except where the consent of the Majority Banks only is specifically provided for; and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Majority Banks or all the Banks, as the case may be, affect the rights and duties of the Agent under this Agreement or any other Loan Document, and (ii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.

11.02 Notices.

(a) All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by a Borrower by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 11.02, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 11.02; or, as directed to a Borrower or the Agents, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to a Borrower and the Agents.

(b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail, or if delivered, upon delivery; except that notices pursuant to Article II or XI to the Agent shall not be effective until actually received by the Agents.

(c) Any agreement of the Agents and the Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Agents and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Agents and the Banks shall not have any liability to the Company or other Person on account of any action taken or not taken by the Agents or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agents and the Banks of a confirmation which is at variance with the terms understood by the Agents and the Banks to be contained in the telephonic or facsimile notice.

11.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agents or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.04 Costs and Expenses. Each Borrower shall:

(a) whether or not the transactions contemplated hereby are consummated, pay or reimburse BACAN and/or BofA (including in their capacity as Agents) within five Business Days after demand (subject to subsection 5.01(f)) for all costs and expenses incurred by BACAN and/or BofA (including in their capacity as Agents) in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by BACAN and/or BofA (including in their capacity as Agents) with respect thereto; and

(b) pay or reimburse the Agents, the Arranger and each Bank within five Business Days after demand (subject to subsection 5.01(f)) for all costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding); and

(c) pay or reimburse BACAN and/or BofA (including in their capacity as Agents) within five Business Days after demand for environmental inspection and review, search and filing costs, fees and expenses, incurred or sustained by BACAN and/or BofA (including in their capacity as Agents) in connection with the matters referred to under subsections (a) and (b) of this Section.

11.05 Borrower Indemnification.

(a) Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify, defend and hold the Agent-Related Persons, and each Bank and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Agents or replacement of any
     Bank) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

(b) (i) The Company shall indemnify, defend and hold harmless each Indemnified Person, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including Attorney Costs and the allocated cost of internal environmental audit or review services), which may be incurred by or asserted against such Indemnified Person in connection with or arising out of any pending or threatened investigation, litigation or proceeding, or any action taken by any Person, with respect to any Environmental Claim arising out of or related to any property subject to a Mortgage in favour of the Agents or any Bank. No action taken by legal counsel chosen by the Agents or any Bank in defending against any such investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or any way impair the Company's obligation and duty hereunder to indemnify and hold harmless the Agents and each Bank.

     (ii) In no event shall any site visit, observation, or testing by the Agents or any Bank (or any contractee of the Agents or any Bank) be deemed a representation or warranty that Hazardous Materials are or are not present in, on, or under, the site, or that there has been or shall be compliance with any Environmental Law. Neither the Company nor any other Person is entitled to rely on any site visit, observation, or testing by the Agents or any Bank. Neither the Agents nor any Bank owes any duty of care to protect the Company or any other Person against, or to inform the Company or any other party of, any Hazardous Materials or any other adverse condition affecting any site or property. Neither the Agents nor any Bank shall be obligated to disclose to the Company or any other Person any report or findings made as a result of, or in connection with, any site visit, observation, or testing by the Agents or any Bank.

(c) Survival; Defense. The obligations in this Section shall survive payment of all other Obligations. At the election of any Indemnified Person, the Company shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person's sole discretion, at the sole cost and expense of the Borrower. All amounts owing under this Section shall be paid within 30 days after demand.

11.06 Marshaling; Payments Set Aside. Neither the Agents nor the Banks shall be under any obligation to marshall any assets in favour of either Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that either Borrower makes a payment to the Agents or the Banks, or the Agents or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agents or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Agents upon demand its pro rata share of any amount so recovered from or repaid by the Agents.

11.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents and each Bank.

11.08    Assignments, Participations, etc.

(a) Any Bank may, with the written consent of the Agents, and the Company, which consent shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Bank hereunder, in a minimum amount of $5,000,000; provided, however, that (i) a Canadian Bank will assign only to another Canadian Bank capable of making loans in Canadian Dollars and Dollars in Canada, and a US Bank will assign only to another bank capable of making loans in Dollars in the United States; (ii) the applicable Borrower and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (A) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the applicable Borrower and the Agent by such Bank and the Assignee; (B) such Bank and its Assignee shall have delivered to the applicable Borrower and the Agent an Assignment and Acceptance in the form of Exhibit D ("Assignment and Acceptance") and
     (c) the assignor Bank or Assignee has paid to the Agent a processing fee in the amount of $3,500;

(b) From and after the date that the Agent notifies the assignor Bank that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

(c) Any Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a "Participant") participating interests in any Loans, the Commitment of that Bank and the other interests of that Bank (the "originating Bank") hereunder and under the other Loan Documents; provided, however, that (i) the originating Bank's obligations under this Agreement shall remain unchanged, (ii) the originating Bank shall remain solely responsible for the performance of such obligations,
     (iii) the Borrower and the Agents shall continue to deal solely and directly with the originating Bank in connection with the originating Bank's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Bank shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the first proviso to
     Section 11.01. In the case of any such participation, the Participant shall not have any rights under this Agreement, or any of the other Loan Documents, and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

(d) Notwithstanding the provisions of this Article XI, if there shall have occurred an Event of Default that is continuing, a Bank may make any assignment or sell participations to any bank, financial institution or commercial lender, whether an Eligible Assignee or not, and no consent shall be required therefor.

(e) Notwithstanding any other provision in this Agreement, any US Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favour of any Federal Reserve Bank in accordance with Regulation A of the FRB or US Treasury Regulation 31 CFR ss.203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

11.09 Confidentiality. Each Bank agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by a Borrower and provided to it by a Borrower or any Subsidiary, or by the Agents on the Company's or such Subsidiary's behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with a Borrower or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or (ii) was or becomes available on a nonconfidential basis from a source other than a Borrower, provided that such source is not bound by a confidentiality agreement with a Borrower known to the Bank; provided, however, that any Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process; (c) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agents, any Bank or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Bank's independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Banks hereunder; (H) as to any Bank or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which a Borrower or any Subsidiary is party or is deemed party with such Bank or such Affiliate; and (i) to its Affiliates.

11.10 Set-off. In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists or the Loans have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to a Borrower any such notice being waived by a Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of a Borrower against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the applicable Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify a Borrower and the applicable Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

11.11 Notification of Addresses, Lending Offices, Etc. Each Bank shall notify the Agents in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agents shall reasonably request.

11.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

11.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

11.14 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of each Borrower, the Banks, the Agents and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

11.15 Governing Law and Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE PROVINCE OF ONTARIO, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWERS, THE AGENTS AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWERS, THE AGENTS AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE BORROWERS, THE AGENTS AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ONTARIO LAW.

11.16 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Borrowers, the Banks and the Agents, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Toronto by their proper and duly authorized officers as of the day and year first above written.

                                        ZEMEX CORPORATION, AS COMPANY

                                        By:__________________________________

                                        Title:_______________________________



                                        ZEMEX U.S. CORPORATION,
                                        AS US BORROWER

                                        By:__________________________________

                                        Title:_______________________________

                                        BANK OF AMERICA CANADA,
                                        AS CANADIAN AGENT

                                        By:__________________________________

                                        Title:_______________________________


                                        By:__________________________________

                                        Title:_______________________________


                                        BANK OF AMERICA NATIONAL TRUST
                                        AND SAVINGS ASSOCIATION,
                                        AS US AGENT

                                        By:__________________________________

                                        Title:_______________________________

                                        BANK OF AMERICA CANADA,
                                        AS A CANADIAN BANK

                                        By:__________________________________

                                        Title:_______________________________


                                        BANK OF AMERICA NATIONAL TRUST
                                        AND SAVINGS ASSOCIATION,
                                        AS A US BANK

                                        By:__________________________________

                                        Title:_______________________________

                                 SCHEDULE 2.01
                                 -------------




                                  COMMITMENTS
                              AND PRO RATA SHARES
                              -------------------


                                                                 Pro Rata
        Bank                       Commitment                      Share
        ----                       ----------                      -----
Bank of America Canada             $2,000,000                       10%

Bank of America National
Trust and Savings
Association                        $18,000,000                      90%


        TOTAL                      $20,000,000                     100%


                                LENDING OFFICES,
                              ADDRESSES FOR NOTICES

                             SCHEDULE 11.02 - PART I
                             -----------------------




Bank of America Canada
200 Front Street West
Suite 2700
Toronto, Ontario
M5V 3L2

Attention:  Loans Department
----------------------------

Phone:      349-4100
Fax         349-4283


                                     PART II
                                     -------


Bank of America National Trust
and Savings Association
Agency Administrative Services #5596
1850 Gateway Boulevard, 5th Floor
Concord, California 94520

Attention:  Corwin Lewis
            Vice President

Phone:      (925) 675-8365
Fax:        (925) 675-8500